Exhibit 10.21

MASTER LEASE AGREEMENT

This MASTER LEASE AGREEMENT (this “Master Lease”), dated as of February 26, 2009, is between Caterpillar Financial Services Corporation (“Lessor”), a Delaware corporation whose address is 2120 West End Avenue, Nashville, Tennessee 37203, and CDM Resource Management LLC (“Lessee”), a Texas limited liability company with a principal address of 20405 Tomball Pkwy, Suite 310, Houston, TX, 77070.

In consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

Section 1. Definitions. The capitalized terms used in this Master Lease and not otherwise defined herein shall have the respective meanings specified in Appendix A hereto, unless the context hereof shall otherwise require.

Section 2. Master Lease. Lessor hereby leases to Lessee and Lessee hereby leases from Lessor the Equipment and other property described on each Lease Schedule executed from time to time by Lessor and Lessee in a form acceptable to Lessor (each a “Schedule”). Each Schedule shall expressly incorporate the terms of this Master Lease and shall constitute a separate lease along with any other writing expressly incorporated into the Master Lease or the Schedule. The terms “Lease” or “this Lease” as used herein shall refer to each and every Schedule that incorporates this Master Lease and any other writing expressly incorporated into the Master Lease or such Schedule. In the event of any conflict between the Master Lease and any Schedule, the terms of the Schedule shall control. Upon Lessee’s satisfaction of all conditions precedent to effectiveness of this Master Lease, including those set forth in Section 9 with respect to the execution of Schedules: (a) this Master Lease shall constitute a legal commitment by Lessor to lease equipment in accordance with the terms herein and in each such Schedule and (b) Lessor shall be obligated to enter into Schedules and purchase and lease the equipment or other property pursuant thereto. After executing a Schedule, Lessor shall have no obligation to purchase or finance any Equipment until the satisfaction of all conditions precedent to Lessor’s purchase of Equipment pursuant to the terms of the Master Lease and said Schedule.

Section 3. Title; UCC 2A Finance Lease; Waivers.

(a) Lessee and Lessor intend that: (i) each Lease constitutes a true “lease” that is a “finance lease” as such terms are defined in Article 2A of the UCC and does not create a “security interest” as defined in the UCC; (ii) Lessor is and shall remain the owner of the Equipment (unless sold by Lessor pursuant to any Lease Document); (iii) Lessee shall not acquire any right, title, equity or interest in or to such Equipment other than the right to possess and use the Equipment in accordance with Lessee’s leasehold interest under the Lease. If, notwithstanding the intention of the parties and the economic realities of this Lease, this Lease is deemed to create a security interest, Lessee shall be deemed to have granted to Lessor as security for Lessee’s obligations hereunder, a first priority security interest in the Equipment and all proceeds thereof. Until Lessee’s obligations under each Schedule are satisfied in full, if requested by Lessor or if required by Applicable Law, Lessee shall at Lessee’s sole cost and expense permanently affix and maintain on any or all Equipment or as many items as required, as determined by Lessor or as required by Applicable Law, a sign, legend, plate, plaque, tag or other identifying label in a prominent place that discloses Lessor’s ownership or that such Equipment is leased from Lessor under such Schedule.

(b) Lessee further acknowledges that at least one of the following is true: (i) Lessee has selected the Supplier (as defined in Article 2A of the UCC), has directed Lessor to purchase the Equipment from the Supplier and has been informed by Lessor in writing (and is so hereby informed) that (A) Lessee is entitled under Article 2A of the UCC to certain rights under the Supply Contract (as defined in Article 2A of the UCC), and (B) Lessee may contact the Supplier to receive an accurate and complete statement from the Supplier of any such rights and any disclaimers and limitations of them or of remedies; or (ii) Lessee has received, reviewed and approved a copy of the Supply Contract covering the Equipment purchased from the Supplier thereof for lease to Lessee. To the fullest extent permitted by Applicable Law, Lessee hereby waives any and all rights and remedies conferred upon lessees by Sections 2A-508 through 2A-522 of the UCC as currently in force on the date hereof or otherwise conferred upon Lessee by the UCC. Lessee further waives, to the extent permitted by Applicable Law notice of sale or other disposition of the Equipment.

Section 4. Term, Rent Termination and Purchase Option

4.1 Lease Obligation; Term. The Term of each Schedule (the “Term”) will consist of: (a) the Initial Term set forth on the Schedule, if any; (b) the Base Term and (c) the Renewal Term. The “Initial Term” (if any) shall commence on the date set forth on the Schedule and end on the Base Term Commencement Date. The “Base Term” shall commence on the Base Term Commencement Date and, unless terminated or extended as provided herein, shall end on the same day of the month as the Base Term Commencement Date at the end of One Hundred Twenty (120) months. Any Renewal Term will be as set forth in Section 5.3 hereof.

4.2 Rent; Late Payments. Lessee hereby covenants, agrees, and promises to pay to Lessor quarterly Rent, in arrears, plus applicable Taxes as increased from time to time in the amounts and pursuant to the terms and conditions of the applicable Schedule. Unless otherwise directed by Lessor, Rent and other amounts payable hereunder shall be paid to Lessor in the manner set forth in the applicable Schedule or in such other manner as Lessor shall specify in writing from time to time. All amounts payable to Lessor hereunder for which a payment date is expressly set forth herein (including Rent) shall be payable without notice or written demand by Lessor. All amounts payable to Lessor hereunder for which no payment date is expressly set forth herein shall be payable on written demand by Lessor to Lessee. Payments which are due on a day which is not a Business Day shall be payable on the next succeeding Business Day. If any Rent payment or any other Obligation under this Lease is not received by Lessor when due, Lessee shall pay to Lessor, in addition to such Rent or other payment, late fees on such amounts from the date due until payment is received by Lessor equal to the lesser of (a) five percent (5%) per annum on such amount (it being understood and agreed by the parties that such percentage shall be applied based on a calendar year of 365 days, with the interest on any given day being 1/365 of the total interest for the calendar year); and (b) the highest charge allowed by Applicable Law. The Lessee shall pay the reasonable expenses of Lessor (including fees and out-of-pocket expenses of Lessor’s attorneys and Lessor’s engineer) incurred at the request of Lessee, or in the performance of its duties under any of the Lease Documents, or in connection with any litigation which may at any time be instituted involving the Equipment or the Lease Documents, or in the pursuit of any remedies under the Lease Documents.

4.3 Termination. Each Lease shall terminate upon the earlier of (a) the end of the Term; or (b) the date upon which Lessor or Lessee terminates the Lease pursuant to any terms hereunder. No termination (whether by default or the passage of time) shall affect or impair the rights, powers or privileges of Lessor or the liabilities of Lessee relating to (i) any transaction or event occurring prior to the effective date of such termination or (ii) any of the undertakings, agreements, covenants, indemnifications, representations or warranties of Lessee contained in the Lease Documents. All such undertakings, agreements, covenants, indemnities, representations, and warranties of Lessee shall survive such termination and Lessor shall retain all of its rights and remedies under the Lease Documents.

4.4 Noncancellable; Absolute and Unconditional. Lessee agrees that each Schedule shall be NON-CANCELABLE and that Lessee’s obligation to pay any and all amounts due under the terms of each such Schedule promptly when due is ABSOLUTE AND UNCONDITIONAL, shall not be subject to cancellation, termination, modification or repudiation by Lessee, and shall be paid and performed by

Lessee without notice or demand and without any abatement, reduction, diminution, setoff, defense, counterclaim or recoupment whatsoever, including: (i) any past, present or future claims that Lessee may have against Lessor, Vendor, any Permitted User or performance of any services relating to, any Equipment or any other part of the Equipment, or any other Person whatsoever; (ii) any defect in the title, condition, design, or operation of, or lack of fitness for use of, or any damage to, or loss of, all or any part of the Equipment or part of the Equipment from any cause; (iii) the existence of any Liens on the Equipment or any other part of the Equipment; (iv) the invalidity, unenforceability or disaffirmance of this Lease or any other Lease Document; (v) the prohibition of or interference with the use or possession by Lessee of all or any part of the Equipment or any other part of the Equipment, for any reason whatsoever, including by reason of: (A) claims for patent, trademark or copyright infringement; (B) present or future governmental laws, rules or orders; (C) the insolvency, bankruptcy or reorganization of any Person; and (D) any other cause whether similar or dissimilar to the above, any present or future law to the contrary notwithstanding (each, an “Abatement”). In no event will Lessee’s obligations under this Lease be excused or suspended by reason of strikes, embargoes, riot, war, acts of hostility, storm, fire, earthquake, acts of God or any other cause or event including frustration of purpose, impracticability or impossibility. Lessee may not cancel this Lease, and unless expressly provided otherwise herein or in the applicable Schedule, Lessee may not make any full or partial prepayments with respect to sums due hereunder.

Section 5. Lessee Options

5.1 Early Buyout Option. Lessor hereby grants to Lessee the option, exercisable only as provided herein, to purchase all but not less than all Equipment leased pursuant to each Schedule prior to the expiration of the Term for such Schedule, subject to the following: (a) so long as no Event of Default, or event which with notice, lapse of time or both would become an Event of Default shall have occurred, Lessee shall have the right at its option to purchase all, but not less than all, Equipment leased pursuant to each Schedule (the “EBO Equipment”) on the Fifth (5th) and Seventh (7th) anniversaries of the Base Term Commencement Date (each an “EBO Date”); provided, however, that Lessee shall have given at least ninety (90) days but not more than one hundred fifty (150) days prior written notice (which notice shall be irrevocable without Lessor’s written consent) to Lessor; (b) on the EBO Date: (i) Lessee shall pay to Lessor an amount equal to: (A) Seventy-Five Percent (75%) of the Lessor’s Cost set forth on the Schedule in the event the EBO Date is the Fifth anniversary of the Base Term Commencement Date or Fifty-Six Percent (56%) of the Lessor’s Cost set forth on the Schedule in the event the EBO Date is the Seventh anniversary of the Base Term Commencement Date; plus (B) all other amounts due under such Schedule with respect to the EBO Equipment, including the Rent payment due on the EBO Date and applicable Taxes and other amounts due or payable with respect to such sale and (ii) Lessor shall sell such Equipment for cash to Lessee, AS IS, WHERE IS, without recourse or warranty (except that Lessor has whatever title (if any) to the Equipment that was conveyed to it by the Vendor free of any security interest arising solely by reason of a claim against Lessor that Lessee is not responsible to remove pursuant to this Lease). Provided that Lessee has complied with all obligations contained herein, such Schedule shall be deemed terminated on the EBO Date and Lessee shall have no further obligations to pay Rent thereunder. Notwithstanding anything to the contrary herein, Lessee hereby agrees that: (1) Lessee’s exercise of the Early Buyout Option under this Section 5.1 with respect to Equipment leased pursuant to one Schedule shall be automatically deemed to be an election of its Early Buyout Option to purchase all Equipment leased under all other Schedules to this Master Lease at the same EBO Date (Fifth or Seventh anniversary, as applicable) for such other Schedules in accordance with the terms thereof (which notice shall be irrevocable without Lessor’s written consent); and (2) if Lessee elects not to exercise its Early Buyout Option to purchase Equipment pursuant to this Section 5.1 on any EBO date with respect to any Schedule, it shall be deemed to have waived its rights to exercise its Early Buyout Option to purchase all Equipment leased under all other Schedules to this Master Lease on the same EBO Date.

5.2 Purchase Option. Provided that no Event of Default, and no event which with lapse of time or giving of notice or both would become an Event of Default, has occurred, Lessee may elect, by giving Lessor not less than one hundred eighty (180) days but not more than two hundred forty (240) days prior written notice (which notice shall be irrevocable without Lessor’s written consent), to purchase all, but not less than all, Equipment (the “Purchased Equipment”) as of the last day of the Base Term. In the event Lessee elects to purchase the Purchased Equipment from Lessor, it shall pay to Lessor on the date of expiration of the Base Term an amount equal to Twenty Four and Fifteen One-Hundredths Percent (24.15%) of the Lessor’s Cost set forth on the Schedule together with all other amounts due under such Schedule with respect to the Purchased Equipment plus applicable Taxes and other amounts due or payable with respect to such sale. All Purchased Equipment shall be sold to Lessee on an AS IS, WHERE IS BASIS, without recourse or warranty (except that Lessor has whatever title (if any) to the Equipment that was conveyed to it by the Vendor free of any security interest arising solely by reason of a claim against Lessor that Lessee is not responsible to remove pursuant to this Lease). Lessor and Lessee agree that the percentage multiplied by Lessor’s Cost in this Section 5.2 is a reasonable estimate of the fair market value of the Equipment at the end of the Base Term. Notwithstanding anything to the contrary herein, Lessee hereby agrees that: (a) Lessee’s exercise of its Purchase Option with respect to Equipment leased pursuant to one Schedule shall be automatically deemed to be an election of its option to purchase all Equipment leased under all other Schedules to this Master Lease at the end of the Base Term of such Schedules in accordance with the terms thereof (which notice shall be irrevocable without Lessor’s written consent); and (b) if Lessee elects not to exercise its Purchase Option right with respect to any Schedule, it shall be deemed to have waived its rights to exercise its option to purchase all Equipment leased under all other Schedules to this Master Lease.

5.3 Renewal Option.

(a) Provided that no Event of Default, and no event which with lapse of time or giving of notice or both would become an Event of Default has occurred, Lessee shall have the option, exercisable upon not less than one hundred eighty (180) days but not more than two hundred forty (240) days prior written notice (which notice shall be irrevocable without Lessor’s written consent), to extend the Base Term for an additional period of Sixty (60) months (the “Renewal Term”). During the Renewal Term, all of the terms and provisions of this Lease, shall continue to apply provided, however that quarterly Rent shall be adjusted at the beginning of the Renewal Term to equal the Fair Market Rental Value at such time. As used herein, the term “Fair Market Rental Value” means the rental value of the Equipment as determined on the basis of, and will be equal in amount to, the value which one would obtain in an arm’s-length transaction between an informed and willing lessee-user (other than a lessee currently in possession and a used equipment dealer) and an informed and willing lessor under no compulsion to lease and, in such determination it will be assumed that the Equipment is in the condition required to be maintained and returned under this Lease and is value on an installed basis and the costs of removal from current location shall not be a deduction from such valuation. For purposes of this Master Lease, the Fair Market Rental Value for the Equipment shall be determined by mutual agreement of Lessor and Lessee. If such mutual agreement cannot be reached, then it shall be determined by the Appraisal Process. If Fair Market Rental Value is not determined by the end of the Base Term, the Base Term shall, at Lessor’s election, be extended at the current Rental amount until Fair Market Rental Value is calculated as provided herein. At the end of the Renewal Term, Lessee shall comply with the provisions of this Lease regarding return or purchase of the Equipment.

(b) Notwithstanding anything to the contrary herein, Lessee hereby agrees that: (i) Lessee’s exercise of its Renewal Option with respect to Equipment leased pursuant to one Schedule shall be automatically deemed to be an election of its Renewal Option with respect to all Equipment leased under all other Schedules to this Master Lease at the end of the Base Term of such Schedules in accordance with the terms thereof (which notice shall be irrevocable without Lessor’s written consent); and (ii) if Lessee elects not to exercise its Renewal Option with respect to any Schedule, it shall be deemed to have waived its rights to exercise its Renewal Option with respect to all Equipment leased under all other Schedules to this Master Lease.

5.4 Return of Equipment

(a) Unless Lessee purchases the Equipment, if allowed in accordance with the terms hereof: (i) Lessee shall be obligated to return the Equipment to Lessor at the end of the Term or as required by Lessor upon the occurrence of an Event of Default under Section 15.2; and (ii) Lessee shall at its sole expense demobilize, load, and transport the Equipment to any location in the Continental United States designated by Lessor such that possession is delivered to Lessor on the last day of the Term or immediately upon the occurrence of an Event of Default; provided, however, that if the location specified by Lessor is outside of the Return Radius from the Property where the Equipment was located pursuant to the applicable Permitted Use Agreement (the “Site Location”), Lessor shall pay that portion of the actual transportation costs which exceeds the transportation costs which would have been incurred by Lessee in transporting the Equipment a distance equal to the maximum Return Radius. As used herein the “Return Radius” shall mean the number of miles from the Vendor’s location from which the Equipment was originally delivered to the Site Location.

(b) Any and all components of the Equipment returned to Lessor shall be in the same physical and mechanical condition as originally delivered (except for Reasonable Wear and Tear) and in Average Saleable Condition. For purposes of this Lease “Reasonable Wear and Tear” shall mean: (i) the results of normal use of the Equipment as originally intended assuming use and maintenance in accordance with the Vendor’s recommendations and the complete absence of any casualty, misuse, abuse, abandonment, improper care, accident, negligence or similar occurrence with respect to the Equipment, whether or not the Equipment is in use at the time of said occurrence; and (ii) use that does not, in any way, impair the function of the Equipment or prevent the Equipment from promptly being placed into use. For purposes of this Lease “Average Saleable Condition” shall mean such condition that: (A) all components have at least a fifty (50%) remaining life until the next scheduled overhaul; (B) the Equipment has been properly operated and maintained in accordance with prudent industry practice; (C) the Equipment operates at its rated horsepower, temperature, pressure, fuel consumption, capacity, and efficiency and energy requirement, Reasonable Wear and Tear excepted; and (D) in accordance with any additional return requirements set forth in the applicable Schedule.

(c) If Lessee is required to return the Equipment in accordance with the terms hereof, Lessee shall provide Lessor, at Lessee’s sole cost and expense at least ninety (90) days prior to the end of the Term (or immediately if the Equipment is returned due to an Event of Default), with a true, accurate and complete set of all material documentation for the Equipment setting forth a detailed description of its components and its operating and maintenance history, all in form reasonably satisfactory to Lessor. Lessee shall also, at its sole expense (but not to exceed $250.00 per compressor package) at least sixty (60) days prior to the end of the Base Term (or the Renewal Term if Lessee has exercised its Renewal Option) have an authorized manufacturers’ representative, or other person approved in advance in writing by Lessor, review each compressor package’s operating and maintenance history and, if requested by Lessor, conduct various field tests to confirm that natural gas compressor packages constituting the Equipment is in Average Saleable Condition. Lessor shall also have the right to make such inspections and tests as it deems necessary or desirable to determine if the Equipment is in conformance with the requirements listed in this Section 5.4.

(d) Lessor shall indicate its approval or rejection of the condition of the returned Equipment by having its authorized representative sign and deliver to Lessee the Form Acceptance upon Return. If the Equipment does not meet the physical and/or mechanical requirements set forth above, then Lessee is to make the necessary corrections specified on the Form Acceptance upon Return within thirty (30) days (during which time Rent shall accrue and become due). Once such corrections are satisfactorily made by Lessee as evidenced solely by Lessor’s execution of the acceptance portion of the Form Acceptance upon Return, the subject Equipment will be deemed accepted by Lessor for purposes of in this Section 5.4. If the Equipment is not in the condition required, Lessee shall pay to Lessor, on demand, all costs, and expenses incurred by Lessor to bring the Equipment into the required condition. Lessee expressly agrees that, in the event Lessee does not elect to purchase the Equipment in accordance with the terms hereof, Lessor has the right to arrange for the sale or other disposition prior to the Equipment’s return (provided that such sale shall not close until the end of the applicable Term) and Lessee agrees to facilitate any such sale or disposition of the Equipment and that Lessor, its agents or employees, shall have the right to enter the Property for the purpose of showcasing the Equipment for sale or other disposition.

(e) Any entrance on the Property for inspection, showcasing or other purposes under this Section 5.4 shall be conducted in accordance with the provisions of Section 7.3(b) hereof.

Section 6. Warranty Disclaimer; Selection; Additional Disclaimers and Waivers

6.1 Warranty Disclaimer; No Representations. LESSOR DOES NOT MAKE ANY, AND HEREBY DISCLAIMS, EACH AND EVERY, WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, AS TO: (A) THE MERCHANTABILITY OR FITNESS OF THE EQUIPMENT OR ANY OTHER PART OF THE EQUIPMENT FOR ANY PARTICULAR PURPOSE; (B) THE QUALITY, THE CAPACITY OF THE EQUIPMENT OR THE WORKMANSHIP OF THE EQUIPMENT OR THE ABILITY OF THE EQUIPMENT, OR ANY PORTION THEREOF TO SATISFY THE REQUIREMENTS OF ANY LAW, RULE, SPECIFICATIONS OR CONTRACT THAT MAY BE APPLICABLE THERETO OR AS TO TITLE TO THE EQUIPMENT OR ANY COMPONENT OR ITEM THEREOF; AND (C) THE LEGAL, TAX OR ACCOUNTING TREATMENT OF THE TRANSACTIONS CONTEMPLATED HEREBY. IT IS AGREED THAT ALL SUCH RISKS, AS BETWEEN LESSOR, ON THE ONE HAND, AND LESSEE, ON THE OTHER HAND, ARE TO BE BORNE BY LESSEE AT ITS SOLE RISK AND EXPENSE.

6.2 Selection; Additional Waivers; Purchase Agreements.

(a) Lessor shall have no responsibility or liability to Lessee or any other Person with respect to any of the following, regardless of any active or passive negligence of Lessor: (i) any liability, loss or damage caused or alleged to be caused directly or indirectly by any part of the Equipment or by any inadequacy thereof or caused or alleged to be caused directly or indirectly by any part of the Equipment or by any inadequacy thereof or deficiency or defect therein or by any other circumstance in connection therewith; (ii) the transportation, ownership, possession, use, construction, operation, performance, maintenance, storage, repair, reconstruction or return of any part of the Equipment or any risks relating thereto; (iii) any interruption of service, loss of business or anticipated profits or consequential damages. Lessee further acknowledges and agrees that (A) it has selected the Equipment and each and every part thereof and has not relied on any representation or warranty by Lessor in connection with such selection; (B) Lessor is not the manufacturer of the Equipment or any component of the Equipment; (C) the Equipment and all other components of the Equipment are, and will be upon execution by Lessee of the applicable Schedule, of a size, design and make selected by Lessee, suitable for Lessee’s purposes, containing all safety features deemed necessary by Lessee, (D) Lessor is not an agent of Vendor or supplier of any part of the Equipment or any services in connection therewith or any party representing or acting on behalf of any of the foregoing and no such parties are agents of Lessor or otherwise authorized to bind Lessor to any representation, warranty or agreement; and (E) Lessor disclaims, and Lessee hereby waives, any right to seek or recover from Lessor any punitive, consequential or incidental damages which might be alleged to arise from a breach of this Lease, any assignment of this Lease, the delivery or use of the Equipment or any other claim which might be made by Lessee or its assigns against Lessor.

(b) Lessee agrees that: (i) each Purchase Agreement shall identify Lessor as the Person with the right to purchase the Equipment pursuant to the applicable Purchase Agreement, the right to take title to such Equipment and the right to be named as the purchaser in the bill of sale for such Equipment; and (ii) each Purchase Agreement, or the bill of sale for such Equipment to be issued to Lessor in accordance with the terms thereof, shall afford Lessor the benefits of all warranty and indemnity provisions contained in any such Purchase Agreement. Notwithstanding anything to the contrary contained herein, Lessor shall have no liability under any Purchase Agreement, shall not be obligated to perform any of the obligations or duties of Lessee under any Purchase Agreement and shall not be obligated to make any payment thereunder for the benefit of Lessee (other than under the terms and conditions set forth in this Lease). Each Purchase Agreement shall be acceptable to Lessor and Lessee will have no right to bind Lessor to any change in the Purchase Agreement, any delivery schedule, or any other agreement whatsoever and Lessee not shall not change any Purchase Agreement without Lessor’s prior written consent. So long as Lessee is not in default hereunder, Lessor hereby appoints and constitutes Lessee as its agent and attorney-in-fact during the term of this Lease to assert and enforce from time to time, for the account of Lessor, at Lessee’s sole cost and expense, whatever claims and rights Lessor may have against any Vendor for breach of warranty.

Section 7. Possession, Maintenance and Use

7.1 Maintenance and Use of Equipment. Lessee, at its expense, shall maintain the Equipment in good operating order, repair and condition and shall perform maintenance on the Equipment and other components of the Equipment at least as frequently as set forth in any applicable operator’s guide, service manual and/or lubrication and maintenance guide for the Equipment. Lessee covenants and agrees that: (a) it shall use, operate, maintain or store the Equipment properly, carefully, safely or in accordance with: (i) all Applicable Laws or regulations of any Governmental Authority; (ii) all instructions, warranty provisions, operating manuals prepared or released by the Vendor and any manufacturer, supplier or maintenance organization for the Equipment, including any service agreement; (iii) all requirements of insurance maintained hereunder; and (iv) all Permits and Related Rights; and (b) it will not: (i) permit the Equipment to be used for any purpose other than in the conduct of its business; (ii) abandon the Equipment; (iii) permit the use of the Equipment to be changed from that specified herein; (iv) permit any Equipment to be removed from the location set forth on the Schedule as the location of the Equipment without the prior written consent of Lessor; (v) create, incur or allow to exist any Lien on any of its rights hereunder or to the Equipment except for Liens granted to Lessor pursuant to the Lease Documents; or (vi) permit the Equipment to be operated Persons other than Persons who are well-trained, competent and have sufficient experience and training to operate the Equipment satisfactorily and correctly; (c) the ordinary maintenance and repairs performed by Lessee pursuant to any provisions of this Lease will not change the purpose or character of the Equipment or materially enhance its value (as opposed to preserving its value or slowing its depreciation); (d) at the end of the Term, the Equipment can be removed from the location in which it will be used by Lessee and the use of the Equipment by a Person other than Lessee or an affiliate of Lessee will be commercially feasible, assuming normal market conditions; (e) the Rent does not materially exceed the Fair Market Rental Value of the Equipment; (f) to the best of Lessee’s knowledge, pursuant to general business practices, it is not unusual or extraordinary for property the same as, or similar to, the Equipment to be the subject of a lease for use similar to the use intended by Lessee; (g) Lessee shall keep accurate records of (i) all inventory and supplies used in connection with the operation of the Equipment or stored at the Equipment (including any solvents, lubricants or Hazardous Materials), (ii) the operations of the Equipment, and (iii) the occurrence of any event that may reasonably be considered to violate a Environmental Law or result in Environmental Loss, and provide copies of such written records to Lessor within five (5) days of Lessor’s written request; and (h) Lessee (or a designee approved by Lessor) shall be the sole operator of the Equipment and Lessor shall not have any obligation or responsibility to operate the Equipment or with respect to any designee approved by Lessor.

7.2. Alterations to Equipment. Provided that no Event of Default exists under this Lease and no event which with lapse of time or giving of notice or both would become an Event of Default, Lessee may at its sole cost and expense make any alterations, additions, repairs, modifications or attachments (“Improvements”) to the Equipment or any other part of the Equipment provided that Lessee notifies

Lessor in advance of such action in writing (except in those cases where Lessee must make emergency or other immediate Improvements to preserve or return the Equipment to operational status or comply with Applicable Law, in which case advance notice shall not be required and Lessee shall notify Lessor as soon as is practicable after making such Improvements) and provided further that such Improvements, in Lessor’s judgment: (a) do not reduce the value or general usefulness of any part of the Equipment; (b) do not impair the certification, performance, safety, quality, capability, use or character of any part of the Equipment, or alter the purpose for which such Equipment was leased under this Lease; (c) do not expose Lessor or any part of the Equipment to any Lien; (d) do not adversely affect insurance coverage benefiting Lessor; (e) are of a kind that customarily are made by lessees or purchasers of Equipments similar to the Equipment; and (f) will not cause the Equipment to become limited use property within the meaning of Revenue Procedure 76-30 or materially reduce its general usefulness. If no Event of Default has occurred and is continuing and such Improvements are readily removable without causing material damage to the Equipment, Lessee shall have the right to remove any Improvements at its own expense prior to the return of the Equipment to Lessor, provided that removal will not impair its originally intended function or use. If any Improvements are not readily removable without causing material damage to the Equipment (or if removable but not removed by Lessee as when returned to Lessor), such Improvement shall automatically and without payment by Lessor become the property of Lessor subject to all provisions of this Lease.

7.3 Inspection.

(a) Lessor and its agents shall have the right at Lessee’s sole expense to inspect the Equipment, observe its use and inspect any information, written or otherwise, relating to it and to perform due diligence examinations and audit Lessee not to exceed four times in any calendar year; provided that Lessor is not obligated to do so and provided, further, that no restrictions on how frequently Lessor may conduct such inspections shall be applicable if a default or Event of Default shall have occurred and then be continuing. Lessor assumes no responsibility and waives no rights as a result of any inspection or observation or the lack thereof.

(b) So long as no default or Event of Default shall have occurred and then be continuing: (i) Lessor shall provide Lessee with reasonable advance notice of such inspections; (ii) such inspections shall occur only at reasonable times during usual business hours; and (iii) Lessee shall have the right to have its representatives present during any such inspections or other entry on the Property by Lessor, and Lessor shall not enter the Property without having a Lessee representative present.

7.4 Personal Property. The Equipment shall remain personal property regardless of its use or manner of attachment to the Property. The Lessee recognizes that the Equipment and any improvements represented thereby are removable and separable from, and not essential to, the Property and recognizes the right of Lessor to remove any portion of the Equipment and each Permitted Use Agreement shall contain similar statements from the applicable Permitted Users in form and substance satisfactory to Lessor.

Section 8. Representations, Warranties and Covenants.

8.1 Representations and Warranties. In order to induce Lessor to enter into this Lease, Lessee represents and warrants the following to Lessor as of the date of this Master Lease and as of the date of each and every Schedule entered into pursuant hereto unless otherwise stated herein:

(a) Lessee is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly licensed or qualified to transact business in all other jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.

(b) To the Best of Lessee’s Knowledge, Parent is a master limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly licensed or qualified to transact business in all other jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary. As used herein in this Section 8, “To the Best of Lessee’s Knowledge” shall mean that no President or Vice President is aware of any facts that would give such Person actual knowledge or actual notice, and that no such Person has any current actual knowledge or current actual notice, that any such representations or warranties are false. For the avoidance of doubt the term “To the Best of Lessee’s Knowledge” shall not include or in any way required any inquiry or other investigation on the part of Lessee or any of its officers, employees, agents or other representatives.

(c) Lessee has all requisite power and authority, corporate or otherwise, and is duly authorized and empowered to: (i) enter into, execute, deliver and perform all of its Obligations under the Lease Documents; (ii) conduct its business as presently conducted; and (iii) own and operate its property and to operate the Equipment. The execution, delivery and performance by Lessee of this Lease and each of the other Lease Documents and the leasing hereunder have been duly authorized by all necessary action and do not and will not (A) require any consent or approval of additional members of Lessee or any authorization, consent or approval by any Governmental Authority, commission, board, bureau, agency or instrumentality, domestic or foreign, (B) violate any provision of any Applicable Law, rule or regulation or of any order, writ, injunction or decree presently in effect having applicability to Lessee or of the formation or governing documents of either such entity, (C) result in a breach of or constitute a default under any indenture or loan or credit agreement (including any such agreements in effect as of the date hereof between Lessee and any bank) or any other agreement, lease or instrument to which Lessee is a party or by which Lessee or its property may be bound or affected (except for those with Persons who have consented in writing thereto with copies of such consents delivered to Lessor), which breach or default would reasonably be expected to have a material adverse effect as described in Section 15.1(j), or (D) To the Best of Lessee’s Knowledge, result in a breach of or constitute a default under any indenture or loan or credit agreement (including any such agreements in effect as of the date hereof between Parent and any bank) or any other agreement, lease or instrument to which Parent is a party or by which Parent or its property may be bound or affected (except for those with Persons who have consented in writing thereto with copies of such consents delivered to Lessor).

(d) This Lease is, and each of the other Lease Documents to which Lessee is a party, when delivered will be, a legal, valid, and binding obligation of Lessee enforceable against such entity in accordance with their respective terms.

(e) No fact is known to Lessee that has had or can reasonably be expected in the future to have a material adverse effect on the business, property or financial condition of Lessee (or, To the Best of Lessee’s Knowledge, Parent) which has not been previously disclosed to Lessor by Lessee.

(f) As of the date of this Master Lease, the assets of Lessee are not subject to any Lien or the terms of any security agreement other than: (i) any Lien in favor of Lessor pursuant to the Lease Documents; (ii) any inchoate Lien incurred in the ordinary course of business that Lessee intends to remove in due course and (iii) any Liens set forth in that certain Fourth Amended and Restated Credit Agreement, dated as of December 1, 2004, among Regency Gas Services, LP, Parent and other parties set forth therein.

(g) Lessee is not in default in any material respect in the performance, observance or fulfillment of any indenture, loan or credit agreement, or to any lease or other agreement or instrument material to Lessee’s business to which it is a party or otherwise bound including this Lease or any other Lease Documents.

(h) To the Best of Lessee’s Knowledge, Parent is not in default in any material respect in the performance, observance or fulfillment of any indenture, loan or credit agreement, or to any lease or other agreement or instrument material to Parent’s business to which it is a party or otherwise bound.

8.2 Covenants, Representations and Warranties. In order to induce Lessor to enter into this Lease, Lessee covenants, represents, warrants and agrees as of the date of this Master Lease and for the entire Term of each and every Schedule entered into pursuant hereto:

(a) All Financial Statements heretofore and hereafter furnished to Lessor present fairly in all material respects the financial condition of Lessee on the dates thereof and the results of Lessee’s operations for the periods then ended, and were prepared in accordance with GAAP. There are no liabilities of Lessee, fixed or contingent, which are material and are not reflected in the Financial Statements or the notes thereto, other than liabilities arising in the ordinary course of business since the date of the most recent Financial Statement. The Financial Statements do not contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein not misleading. Lessee shall at all times keep its books and records in accordance with GAAP. Lessor shall have access to the segment information for Lessee included in the public filings of the financial information filed by the Parent in accordance with Applicable Laws of the U.S. Securities and Exchange Commission. Lessee shall deliver, within thirty (30) days of issue, to Lessor its un-audited, internally generated, quarterly financial statements which are intended for internal use only.

(b) There has been no change in the business, assets, liabilities, business prospects, property, or condition (financial or otherwise) of Lessee (or, To the Best of Lessee’s Knowledge, Parent) which would have a material adverse effect on the business, property, or financial condition of Lessee since the date of the most recent Financial Statements.

(c) All information supplied to Lessor by Lessee (or on behalf of Lessee at Lessee’s direction) with respect to any assets or other properties of Lessee (whether prior to or subsequent to execution of this Lease), is and shall be true and correct in all material respects.

(d) To the Best of Lessee’s Knowledge, all information supplied to Lessor by Lessee (or on behalf of Lessee at Lessee’s direction) with respect to any assets or other properties of Parent (whether prior to or subsequent to execution of this Lease), is and shall be true and correct in all material respects.

(e) Lessee, in the conduct of all of its business affairs, has complied and will continue to comply in all material respects with the requirements of all Applicable Laws, including all Environmental Laws, the noncompliance with which would have a material adverse effect on the business, property or financial condition of Lessee and the ability of Lessee to perform under the Lease Documents. There have been no citations, notices, or orders of noncompliance (that have not been complied with or withdrawn) issued to Lessee under any Applicable Law which would have a material adverse effect on the business, property, or financial condition of Lessee. Lessee has, and is in good standing with respect to, all governmental consents, approvals, authorizations, permits, certificates, inspections and franchises necessary to continue and to conduct in all material respects such entity’s business as heretofore conducted (or proposed to be conducted) by it and to own or lease and operate in all material respects its properties as now owned or leased by it.

(f) Lessee represents and warrants that none of (i) the ownership, leasing or operation of the Equipment, (ii) the sale or use of electricity, steam or other outputs therefrom or (iii) the consummation of any transaction under this Lease or any of the other Lease Documents will cause Lessee to become subject to regulation under (A) the Public Utility Holding Company Act of 1935, as amended from time to time (“PUHCA”) as a “public-utility company,” a “holding company,” or an “affiliate” or “subsidiary company” of a “holding company” or of a “public utility holding company,” as those terms are used in PUHCA, or (B) the Federal Power Act, other than regulation with respect to which the Federal Energy Regulatory Commission, or any successor agency or commission thereto, may grant a waiver or pre-approval in an order authorizing Lessee to sell power.

(g) Lessee has satisfied all judgments and Lessee is not in default in any material respect with respect to any judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, Governmental Authority, commission, board, bureau, agency, or instrumentality, domestic or foreign.

(h) There are no actions, suits, investigations or proceedings (“Litigation”) pending or, to the knowledge of Lessee, threatened against or affecting Lessee or the properties of Lessee before any court or Governmental Authority, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to Lessee, could have a materially adverse effect on the financial condition, properties or operations of Lessee or the ability of Lessee to perform hereunder, under any other the Lease Document. Lessee shall promptly notify Lessor in writing of the occurrence of any such Litigation after execution of the Master Lease.

(i) To the Best of Lessee’s Knowledge, there is no Litigation pending or threatened against or affecting Parent or the properties of Parent before any court or Governmental Authority, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to Parent, could have a material adverse effect on the financial condition, properties or operations of Parent or Lessee or the ability of Lessee to perform hereunder, under any other the Lease Document. Lessee shall promptly notify Lessor in writing of the occurrence of any such Litigation after execution of the Master Lease, but only in the event that Lessee acquires knowledge or notice or becomes aware of any such Litigation with respect to Parent or Parent’s properties and such knowledge, notice or awareness meets the definition of the term “To the Best of Lessee’s Knowledge” 8.1(b) above.

(j) Lessee possesses all material licenses, permits, franchises, patents, copyrights, trademarks and trade names or rights thereto, including all Permits and Related Rights, to conduct its business substantially as now conducted and as presently proposed to be conducted, and Lessee is not in violation of any valid rights of others with respect to any of the foregoing.

(k) Lessee has filed or caused to be filed all tax returns which are required to be filed by it pursuant to all applicable federal, state and local laws, regulations or orders. Lessee has paid, or made provision for the payment of, all Taxes which have or may have become due pursuant to said returns or otherwise or pursuant to any assessment received by Lessee or Parent. The charges, accruals, and reserves in respect of income taxes on the books of Lessee is adequate. Lessee knows of no proposed material Tax assessment against it and no extension of time for the assessment of federal, state or local Taxes of Lessee is in effect or has been required or applied for, except as disclosed in the Financial Statements.

Section 9. Conditions Precedent. Any obligation of Lessor to lease the Equipment described in each Schedule shall be subject to the fulfillment to Lessor’s reasonable satisfaction of all of the following conditions as well as any additional conditions set forth in this Lease or any of the other Lease Documents and such other documents, certifications, or acknowledgments as Lessor shall reasonably request:

9.1 No Default. No Event of Default or event or condition that, with notice, lapse of time or both would become an Event of Default shall have occurred and be continuing;

9.2 Lease Documents. Lessor shall have received, in form and substance satisfactory to Lessor, the following items: (a) a fully executed and completed Schedule to which all exhibits, addenda and other attachments referenced therein are attached, which such Schedule shall contain any additional terms applicable to the Equipment and other portion of the Equipment leased thereunder; (b) evidence of Lessee’s insurance policies in accordance with Section 14 hereof with financially sound and reputable insurers, satisfactory to Lessor in its sole discretion; and (c) such other items as Lessor shall reasonably specify in this Lease or any Lease Documents.

9.3 Permits and Related Rights. Lessee shall have obtained (and, if requested by Lessor, furnished to Lessor copies of) all Permits and Related Rights;

9.4 Organizational/Governing Documents; Existence and Good Standing. Lessor shall have received copies of the organizational and governing documents of Lessee that are certified by an authorized officer of Lessee, as applicable, as being true and correct copies thereof. Lessor shall have received a certificate of existence and good standing certificate with respect to Lessee, issued as of a recent date by the Secretary of State or other appropriate and authorized official of Lessee’s jurisdictions of organization and, if different, a good standing certificate issued with respect to Lessee as of a recent date by the Secretary of State or other appropriate and authorized official of the jurisdiction where the Equipment shall be located;

9.5 Title; Precautionary Lien Priority; No Liens. Lessor shall have received evidence that: (i) upon paying the purchase price of the Equipment to the Vendor, Lessor shall have good title, free of Liens and a precautionary first priority security interest in such Equipment; and (ii) placement of such Equipment at the location set forth on the Schedule will not cause any Lien in favor of any Person other than Lessor to attach to such Equipment.

9.6 Lessee’s Authorization. Lessee shall have provided in form and substance satisfactory to Lessor: (i) properly certified resolutions of Lessee’s manager, managing member or other governing body duly authorizing the execution and delivery of all Lease Documents to which it is a party; and (ii) such other authorizations and other documents as Lessor in its sole discretion may require;

9.7 Financial Statements. Lessor shall have received all financial statements required under Section 10(a);

9.8 Representations and Warranties. All representations and warranties herein shall be true and correct in all material respects as of such date, or to the extent they relate to an earlier date such representations and warranties shall be true and correct in all material respects as of such earlier date and Lessor shall have received a signed copy of a certificate in a form shown on Exhibit D of an authorized officer of Lessee certifying as to the foregoing;

9.9 No Material Adverse Change. There shall not have occurred any material adverse change in the business, assets, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Lessee or, in the facts and information regarding Lessee as represented to date. The determination of what shall constitute a material adverse change shall be at Lessor’s sole reasonable discretion.

9.10 Payment of Fees and Expenses. Lessee shall have paid to Lessor all fees and expenses specified in this Lease as may then be due and payable;

9.11 Permitted Use Agreement; Access.

(a) Lessor shall have approved the Permitted Use Agreement related to the applicable Equipment and shall have received such documentation as Lessor reasonably requires to assure it of access to the Property for purposes of inspection and enforcement of its rights hereunder upon the occurrence of an Event of Default.

(b) Notwithstanding Section 9.11(a) hereof, Lessor agrees that Lessee may enter into one or more Schedules with respect to Equipment (“Uncommitted Equipment”) that is not subject to a Permitted Use Agreement at the time the Schedule is executed so long as: (i) the total Lessor’s Cost of all Uncommitted Equipment does not at any time exceed Seven Million Five Hundred Thousand Dollars ($7,500,000); (ii) any Uncommitted Equipment is stored at a location acceptable to Lessor; (iii) Lessee will take all action reasonably requested by Lessor to assure that the Equipment will not be sold or encumbered by any Lien including marking such Equipment conspicuously as property of Lessor; (iv)

Lessee shall be diligently pursuing a Permitted Use Agreement for such Equipment; and (v) no such Schedule reduces the Fleet Utilization Rate or Equipment Utilization Rate below the amount permitted under Section 10.2 hereof. Upon Lessor’s written approval of a Permitted Use Agreement for any Uncommitted Equipment as provided herein, Lessee may relocate such Equipment to the location set forth in such Permitted Use Agreement.

9.12 Opinion of Counsel. Lessor shall have received a written opinions of counsel to Lessee or bring down certificate if requested by Lessor, in the forms attached as Exhibit F-1 and Exhibit F-2.

9.13 Equipment; Purchase Agreement. The property which will constitute “Equipment” under the Schedule shall be new natural gas compressor packages equipped with engines manufactured by Caterpillar Inc. or such other equipment approved by Lessor, each acceptable to Lessor in its sole discretion; and Lessee and Vendor shall have entered into a Purchase Agreement which is reasonably acceptable to Lessor and satisfies the terms and conditions of this Lease, including Section 6.2(b) hereof.

9.14 Location. The location to be set forth in the Schedule as the location of the Equipment must be within the Continental United States and must not be offshore (but can be located in inland waters in Louisiana).

9.15 Lessor’s Cost. The Lessor’s Cost for such Schedule, when added to the sum of the Lessor’s Cost set forth on all other Schedules previously entered to in accordance with this Master Lease, shall not exceed Seventy-Five Million Dollars ($75,000,000.00).

9.16 Number of Schedules. There shall not be more than four (4) total Schedules entered into within the same calendar month.

9.17 Payment Factor. The payment factor to be used to determine the quarterly Rent shall have been agreed to by Lessor and Lessee.

9.18 Final Schedule Date. In Lessor’s opinion, the Base Term Commencement date for such Schedule will not be later than December 31, 2009.

9.19 Arrangement Fee; Schedule Commitment Fee. Lessee shall have paid Lessor: (a) a one-time, non-refundable Arrangement Fee equal to Two Hundred Fifty Thousand ($250,000) which shall be due and payable upon the execution of this Agreement and which shall be deemed earned by Lessor upon execution of this Master Lease; and (b) a non-refundable Schedule Commitment Fee equal to one and one-half percent (1.5%) of the Lessor’s Cost of each such Schedule (which shall be in addition to the Arrangement Fee) which shall be due and payable upon the execution of each Schedule and which shall be deemed earned by Lessor upon execution of each such applicable Schedule.

Any election by Lessor to lease the Equipment to Lessee prior to the fulfillment of any of the conditions precedent set forth in this Section 9 shall constitute only an extension of time for the fulfillment of such condition and not a waiver thereof, and Lessee shall use its best efforts to fulfill each such condition promptly.

Section 10. Additional Lessee’s Covenants. So long as Lessee shall have any unfulfilled or undischarged Obligations or duties under the Lease, Lessee will comply with the following requirements:

10.1 Financial Reporting. (a) Lessee shall keep its books and records in accordance with GAAP and shall deliver to Lessor: (i) its internally prepared quarterly financial statements within thirty (30) days of the end of each fiscal quarter; and (ii) the segment information for Lessee included in the in the public filings of the financial information filed by the Parent in accordance with Applicable Laws of the U.S. Securities and Exchange Commission within one hundred twenty (120) days of fiscal year end.

Lessee represents and warrants to Lessor that all credit, financial and other information submitted to Lessor shall be true, correct, and complete.

10.2 Fleet Utilization Rate and Equipment Utilization Rate.

(a) The Fleet Utilization Rate shall not fall below eighty percent (80%) during the Term. The “Fleet Utilization Rate” means the average fleet utilization for the three consecutive fiscal months ending as determined on the last day of such fiscal quarter which shall be calculated as (i) the total horsepower of Lessee’s Eligible Gas Compressor Packages that is being furnished to a Person pursuant to services agreements, or other contractual arrangements in Lessee’s ordinary course of business, to (ii) the total sum of all idle, owned, and leased horsepower of Lessee’s Eligible Gas Compressor Packages. As used herein, “Eligible Gas Compressor Packages” means gas compressor packages and related equipment, whether or not subject to this Lease, which in Lessor’s reasonable judgment are in good, undamaged condition and are not obsolete or otherwise unmarketable in the ordinary course of business as a result of age, type, category, quality and/or quantity.

(b) Without in any way limiting Section 10.2(a) above: (i) on June 30, 2010, the Equipment Utilization Rate shall be equal to or greater than ninety percent (90%); and (ii) at all times thereafter, the Equipment Utilization Rate shall not fall below eighty percent (80%) during the Term. The “Equipment Utilization Rate” shall mean the ratio of: (A) the total horsepower of all Equipment subject to this Lease that is being furnished to a Person pursuant to a Permitted Use Agreement, to (B) the total horsepower of all Equipment subject to this Lease, whether or not furnished to a Person pursuant to a Permitted Use Agreement.

(c) Lessee shall provide Lessor on or before the thirtieth (30th) day of the month following each fiscal quarter with a certificate of Vice President of Lessee in form and substance reasonably satisfactory to Lessor, setting forth the Fleet Utilization Rate and Equipment Utilization Rate at the end of the previous fiscal quarter.

10.3 Merger; Change of Control.

(a) Lessee shall obtain the prior written consent of Lessor (which such consent shall not be unreasonably denied, withheld, conditioned or delayed) at least forty-five (45) days prior to the occurrence of a Change of Control of Lessee. As used herein “Change of Control” of a Person shall mean, as the result of a single or series of transactions, directly or indirectly (A) any acquisition of such Person or its capital stock, membership interests or other ownership interests by means of purchase, merger, tender offer, reorganization, business combination, consolidation or other event in which the Substantial Majority (as defined below) of the voting power of the then outstanding capital stock, membership interests or other ownership interests of such Person entitled to vote at the election of the Board of Directors, Managers or other senior management of such Person is transferred, (B) such Person acquires through any purchase, merger, tender offer, reorganization, business combination, consolidation or other event the majority of the voting power of the then outstanding capital stock, membership interests or other ownership interests of any Person entitled to vote at an election of the Board of Directors, Managers or other senior management of such Person, or (C) any sale or other disposition of all or substantially all of Borrower’s assets. As used herein, “Substantial Majority” means fifty-one percent (51%) or such other percentage as Lessor shall reasonably determine to be a material to Lessee’s business, financial condition or ability to perform any obligation to Lessor hereunder.

(b) If Lessor does not consent to a Change of Control within ten (10) Business Days after its receipt of a request for such consent, or if Lessor denies such request in writing, Lessee may elect by giving Lessor written notice (which notice shall be irrevocable without Lessor’s written consent) to purchase all, but not less than all, Equipment leased on each and every Schedule to this Master Lease an amount equal to the greater of: (i) the Casualty Value of the Equipment; or (ii) the Fair Market Purchase

Value of the Equipment, in either case together with all other amounts due under such Schedule with respect to such Equipment plus applicable Taxes and other amounts due or payable with respect to such sale. Such purchase option may only be exercised upon twenty (20) Business Days written notice, on the earlier of the (i) effective date of the Change of Control, or (ii) the date that the next payment of Rent is due hereunder. All Equipment shall be sold to Lessee on an AS IS, WHERE IS BASIS, without recourse or warranty (except that Lessor shall represent that it has whatever title (if any) to the Equipment that was conveyed to it by the Vendor free of any security interest arising solely by reason of a claim against Lessor that Lessee is not responsible to remove pursuant to this Lease).

(c) As used herein, the term “Fair Market Purchase Value” means the purchase price of the Equipment as determined on the basis of, and will be equal in amount to, the value which one would obtain in an arm’s-length transaction between an informed and willing buyer (other than a lessee currently in possession and a used equipment dealer) and an informed and willing seller under no compulsion to sell and, in such determination it will be assumed that the Equipment is in the condition required to be maintained and returned under this Lease and is value on an installed basis and the costs of removal from current location shall not be a deduction from such valuation. For purposes of this Master Lease, the Fair Market Purchase Value for the Equipment shall be determined by mutual agreement of Lessor and Lessee. If such mutual agreement cannot be reached, then it shall be determined by the Appraisal Process. Until such time as Lessee pays Lessor the Fair Market Purchase Value, is shall continue pay Rent and perform its other obligations hereunder.

(d) Without in any way limiting its rights against Lessee hereunder, Lessor expressly acknowledges and agrees that: (i) nothing in this Section 10.3 shall in any way prevent a Change of Control with respect to Parent; and (ii) Parent shall not have any obligations under this Section 10.3.

10.4 Customer Concentration. Except for Persons set forth on Exhibit C, no single Person shall be the Permitted User for more than twenty percent (20%) of the Equipment leased under all Leases hereunder. This test shall be applied on a quarterly basis and shall not apply until the original Lessor’s Cost of all Schedules entered to in accordance with this Master Lease exceeds Twenty Million Dollars ($20,000,000). Each person set forth on Exhibit C shall have publicly available financial information and none shall account for more than Thirty-Five Million Dollars ($35,000,000) in Equipment leased under this Agreement.

10.5 Total Debt to EBITDAR. The Ratio of Lessee’s Total Debt to EBITDAR shall at all times be less than or equal to Four to One (4:1). As used herein: (a) “Total Debt” shall mean the sum of Lessee’s Indebtedness and Lessee’s obligations under any and all operating leases; (b) “Indebtedness”, for purposes of this Section 10.5, shall have the meaning ascribed thereto in that certain Fourth Amended and Restated Credit Agreement, dated as of December 1, 2004, among Regency Gas Services, LP, Parent and other parties set forth therein, as amended pursuant to Amendment Agreements No. 1 through 6, inclusive (the “RGS Credit Agreement”), which such definition: (i) is hereby incorporated by reference and made a part hereof as if fully set forth herein; and (ii) shall not be amended, modified, terminated or otherwise changed by virtue of any amendment, modification or termination of the RGS Credit Agreement, it being the intention of the parties that the definition as set forth in the RGS Credit Agreement as of the Amendment Agreement No. 6, dated as of May 9, 2008, shall be the definition for all purposes hereunder; (c) “EBITDAR” shall mean (i) Net Income for such period plus (ii) to the extent deducted in determining such Net Income (A) Interest Expense for such period, (B) taxes due on such Net Income for such period; (C) depreciation for such period; (D) amortization for such period; and (c) rent and lease expense for such period; (d) “Interest Expense” shall mean, with respect to any Person, for any period, the interest payable by such Person on indebtedness, including money borrowed and capitalized lease obligations, determined in accordance with GAAP; and (e) “Net Income” shall mean, with respect to any Person, for any period, the aggregate of the net income of such Person determined in accordance with GAAP. Lessee’s breach of its covenant in this Section 8.19 shall be an immediate Event of Default. Such ratio shall be measured on the basis of Lessee’s audited financial statements or such other information as Lessor shall select.

10.6 Permits and Related Rights. Lessee hereby agrees to obtain, secure, and maintain any and all Permits and Related Rights.

10.7 Applicable Laws. Lessee shall comply with all Applicable Laws including all laws, statutes, regulations and ordinances regarding the collection, payment and deposit of employees’ income, unemployment, social security, sales and excise taxes, and other Taxes, the noncompliance with which would have a material adverse effect on the business, property or financial condition of Lessee, and shall also comply with, perform and observe all material covenants, provisions and conditions in connection with all other loan or credit agreements to which it or any subsidiary is a party.

10.8 Environmental Laws. Lessee shall comply with all Environmental Laws in connection with the operation and use of the Equipment, including Environmental Laws relating to the storage and disposal of Hazardous Materials.

10.9 Taxes. Lessee shall timely file all federal, state and local tax returns or extensions and other reports Lessee or its subsidiary is required by law to file, and maintain adequate reserves for the payment of all Taxes, assessments, governmental charges and levies imposed upon it, its income, or its profits, or upon any property belonging to it. Lessee shall pay and discharge all Taxes upon it, its income and properties as and when such Taxes are due and payable, except and to the extent only that such Taxes are being actively contested in good faith and by appropriate proceedings, Lessee promptly notifies Lessor in writing of any such contest relating to the equipment, Lessee maintains adequate reserves on its books or otherwise allows therefore, and the nonpayment of such Taxes does not result in a Lien upon the Equipment. Lessee shall also pay and discharge any lawful claims which, if unpaid, might become a Lien against the Equipment.

10.10 Additional Documents. At Lessor’s request, Lessee shall promptly execute or cause to be executed and delivered to Lessor any and all documents, instruments and agreements reasonably deemed necessary by Lessor to give effect to or carry out the terms or intent of this Lease or any of the other Lease Documents which derive from or relate to any directives, requests, laws, regulations or other similar requirements of any Governmental Authority, agency or instrumentality of the United States of America or any subdivisions thereof.

10.11 Representations, Warranties, Agreements and Covenants. All representations, warranties, agreements and covenants made by Lessee herein or in the Lease Documents shall be true, correct and complete in all material respects and shall be considered to have been relied upon by Lessor and shall survive the making of this Lease regardless of any investigation made by or on behalf of Lessor.

Section 11. Assignment; Sublease.

(a) WITHOUT LESSOR’S PRIOR WRITTEN CONSENT, LESSEE SHALL NOT (i) SELL, ASSIGN, SUBLEASE OR OTHERWISE TRANSFER ANY PART OF THE EQUIPMENT OR ANY OF ITS INTEREST IN OR RIGHTS UNDER THIS LEASE OR AS TO ANY PART OF THE EQUIPMENT (INCLUDING BY OPERATION OF LAW, EXCEPT TO THE EXTENT ALLOWED IN ACCORDANCE WITH SECTION 10.3 HEREOF) OR (ii) ENCUMBER OR PERMIT ANY LIEN (OTHER THAN LIENS IN FAVOR OF LESSOR) TO EXIST AGAINST ANY PART OF THE EQUIPMENT OR LESSEE’S INTEREST IN THIS LEASE, IT BEING LESSEE’S UNDERSTANDING THAT ANY SUCH ACTION, EVENT OR OCCURRENCE SHALL CONSTITUTE AN IMMEDIATE EVENT OF DEFAULT HEREUNDER GIVING LESSOR THE RIGHT TO TERMINATE OR CANCEL THIS LEASE AND EXERCISE ITS REMEDIES HEREUNDER.

(b) NOTWITHSTANDING SECTION 11(a), LESSOR SHALL CONSENT TO LESSEE’S PROVIDING OF THE EQUIPMENT TO PERMITTED USERS ONLY IN ACCORDANCE WITH THE TERMS OF A PERMITTED USE AGREEMENT. Lessee further represents, warrants, covenants and agrees to Lessor that (i) all of its obligations under this Lease shall continue to be Lessee’s primary obligations and shall not be diminished or vitiated in any way by virtue of such Permitted Use Agreements; (ii) the terms and conditions of each Permitted Use Agreement shall in no way conflict with the terms and conditions of this Lease and shall in no way render performance by Lessee of such terms and conditions more difficult; (iii) Lessee’s obligations under each Permitted Use Agreement, are Lessee’s sole responsibility and Lessor shall have no obligations thereunder and each Permitted User shall look solely to Lessee and not to Lessor for the performance of Lessee’s obligations under each Permitted Use Agreement; and (iv) to the extent that any provision of the Permitted Use Agreement conflicts with any of Lessor’s rights under this Lease, such Permitted Use Agreement provision shall be of no effect.

(c) Lessor may at any time with or without notice to Lessee grant a Lien on, sell, assign, delegate or otherwise transfer (any of the foregoing, a “Lessor Assignment”) all or any part of its interest in the Equipment, any Lease or any Schedule and any related Lease Documents or any Rent thereunder to any third party that is not a competitor of Lessee in the natural gas compression business listed on an Exhibit E (each, a “Lessor Assignee”) and Lessee shall perform all of its obligations thereunder, to the extent so transferred, for the benefit of each such Lessor Assignee. Lessee agrees not to assert against any Lessor Assignee any Abatement (without limiting the provisions of Section 4.4) that Lessee may have against Lessor, and Lessor Assignee shall not be bound by, or otherwise required to perform any of Lessor’s obligations, unless expressly assumed by such Lessor Assignee. Lessor shall be relieved of any such obligations assumed by Lessor Assignee. If so directed in writing, Lessee shall pay all Rent and all other sums that become due under an assigned Lease, Schedule, and/or other Lease Document, directly to the Lessor Assignee or any other party designated in writing by Lessor or such Lessor Assignee. Lessee acknowledges that Lessor’s right to enter into a Lessor Assignment is essential to Lessor and, accordingly, waives any restrictions under Applicable Law, if any, with respect to a Lessor Assignment and any related remedies. Upon the request of Lessor or any Lessor Assignee, Lessee also agrees (i) to promptly execute and deliver to Lessor or to such Lessor Assignee an acknowledgment of the Lessor Assignment in form and substance satisfactory to the requesting party, an insurance certificate and such other documents and assurances reasonably requested by Lessor or Lessor Assignee, and (b) to comply with all other reasonable requirements of any such Lessor Assignee in connection with any such Lessor Assignment.

(d) Subject always to the foregoing, this Master Lease and each Schedule and other Lease Document shall inure to the benefit of, and are binding upon, Lessee’s and Lessor’s respective successors and assigns.

Section 12. Taxes. Lessee shall promptly pay all Taxes levied by any taxing authority upon this Lease, the Equipment or any other Lease Document or upon Lessor in connection herewith (including any Taxes related to the use of the Equipment) from the date any item or component of the Equipment is delivered until it is returned to Lessor. Lessee shall prepare and file, in a manner satisfactory to Lessor, any reports or returns which may be required with respect to the Equipment. For purposes of this Section 12, “Lessor” shall include any affiliated group, within the meaning of Section 1504 of the Code, of which Lessor is a member for any year in which a consolidated or combined income tax return is filed for the affiliated group. Lessee further agrees to pay all amounts owing by it under this Lease or the other Lease Documents free and clear of and without deduction for any present or future Taxes, and further agrees that: (a) if it is prevented by operation of law from paying any Taxes, then the fees required to be paid under this Lease or the other Lease Documents shall be increased by the amount necessary to yield to Lessor the Rent or fees at the rates specified in this Lease or the other Lease Documents after provision for the payment of all such Taxes and without taking into account any tax benefits accruing to Lessor from such payment (and shall, at the request of Lessor, execute and deliver to Lessor such further instruments as may be necessary or desirable to effect the increase in the Rent or fees as provided for herein); (b) it shall hold Lessor harmless from and against any liabilities with respect to any Taxes (whether or not properly or legally asserted); and (c) it shall provide Lessor with the original or a certified copy of evidence of the payment of any Taxes by it, as Lessor may reasonably request, or, if no Taxes are to be paid, to provide to Lessor, at Lessor’s request, a certificate from the appropriate taxing authority or an opinion of counsel acceptable to Lessor stating that no Taxes are payable. If Lessor shall receive a refund of any Taxes paid by Lessee pursuant to this Section 12 by reason of the fact that such Taxes were not correctly or legally asserted, Lessor shall within thirty (30) days after receipt of such refund pay to Lessee the amount of such refund, as determined solely by Lessor; provided, however, that in no event shall the amount paid by Lessor to Lessee pursuant to this Section 12 exceed the amount of Taxes originally paid by Lessee. Notwithstanding anything to the contrary herein, Lessor shall not have any obligation under this Lease to claim or otherwise seek to obtain any refunds but shall cooperate with Lessee with respect to any and all reasonable attempts by Lessee to obtain any such refunds. All of the foregoing obligations which relate to occurrences or events during the Term of this Lease are continuing and shall survive expiration, termination, or cancellation hereof.

Section 13. Loss or Damage; Indemnification

13.1 Casualty Occurrence. Lessee shall bear the risk if a Casualty Occurrence or other damage occurs to the Equipment from the date of the Master Lease until all Obligations have been satisfied. Lessee shall give Lessor prompt notice of a Casualty Occurrence or other damage to the Equipment which does not constitute Reasonable Wear and Tear. If, in Lessor’s opinion, any damage to the Equipment is not a Casualty Occurrence, Lessee shall, at its expense, promptly restore the Equipment to the condition required herein. If the damage is a Casualty Occurrence, Lessee shall pay to Lessor on the first Rent payment due date following the Casualty Occurrence (thirty (30) days after the Casualty Occurrence if there is no Rent payment due date remaining) all amounts then due under this Lease with respect to the item or component of the Equipment suffering said Casualty Occurrence (the “Casualty Impaired Equipment”), plus a sum equal to the applicable Casualty Value of the Casualty Impaired Equipment, as applicable. Upon making this payment, the Term with respect to the Casualty Impaired Equipment shall terminate and Lessee shall be entitled to possession of the Casualty Impaired Equipment and shall be responsible for its sale or other disposition. Lessee shall be entitled to any recovery from insurance or otherwise, related to the Casualty Impaired Equipment to the extent it exceeds the amount of the Casualty Value paid by Lessee.

13.2 General Indemnity. Lessee hereby agrees to defend, indemnify and hold Lessor (and at Lessor’s option, Lessor’s employees, agents, directors, partners, shareholders, officers, members and any assignee or secured party)(the “Lessor Indemnified Parties”), harmless from and against (a) all claims, demands, suits and legal proceedings (whether civil, criminal, administrative, investigative or otherwise), including arbitration, mediation, bankruptcy and appeal and including any claims, demands suits and legal proceedings (i) arising out of the actual or alleged manufacture, purchase, financing, ownership, delivery, rejection, non-delivery, possession, use, rental, transportation, storage, operation, maintenance, repair, return or other disposition of the Equipment or any part of the Equipment, (ii) by any Governmental Authority or any third party under any Environmental Law, under any common law tort claim theory applicable to Hazardous Materials or any Hazardous Materials remediation otherwise required to be performed or conducted under any applicable Environmental Law; (iii) patent, trademark or copyright infringement; (iv) related to or arising out of or in connection with any Permitted Use Agreement, (v) related to any actual default by Lessee of this Lease or any other Lease Document; and (vi) related to any default under this Lease or any other Lease Document reasonably alleged by Lessor (whether or not such occurrence, act of failure to act, constitutes an actual default) (collectively, “Actions”); and (b) any and all penalties, losses (including Environmental Losses), liabilities (including the liability of Lessee or Lessor for negligence, tort and strict liability), damages, costs, court costs and any and all other expenses (including Attorneys’ Fees, judgments and amounts paid in settlement), related to, arising out of or in any way connected with any Actions. Lessee shall, at Lessor’s option, appear and defend any such Action and pay the cost of the defense of any such action brought against Lessor, either alone or in conjunction with others, upon any such liability or claim. Lessee shall satisfy, pay, and discharge any and all judgments and fines that may be recovered against Lessor in any such action. Notwithstanding the foregoing, Lessee does not have to indemnify any Lessor Indemnified Parties to the extent damages otherwise covered under this Section XI are adjudged by a court of competent jurisdiction to have been the result of the gross negligence or willful misconduct of any of the Lessor Indemnified Parties so long as the Actions are not asserted on the basis of (A) theories of vicarious liability, including agency, apparent agency or employment; (B) theories that any Lessor Indemnified Parties negligently entrusted the Equipment to Lessee, any Permitted User any other third party using the Equipment by or through Lessee or such Permitted User; or (C) the failure of any Lessor Indemnified Parties to compel Lessee to comply with the provisions of this Lease. The foregoing Indemnities are continuing indemnities and shall survive expiration, termination or cancellation

13.3 Tax Indemnity.

(a) Lessor and Lessee hereby agree that: (i) the Equipment constitutes depreciable personal property used in a trade or business; and (ii) Lessor is entitled to such deductions, credits and other tax benefits as are or may be allowed under the Internal Revenue Code of 1986, as amended (the “Code”) or under any state or local income tax laws, to the owner of depreciable personal property used in a trade or business. Except as otherwise provided herein and without limiting the foregoing, Lessor shall be entitled to all tax benefits generally available to owners and lessors of business equipment including (A) the MACRS deductions for each item of Equipment allowable under Section 168 of the Code (together with corresponding deductions under applicable state law, the “MACRS Deductions”) computed on a basis equal to Lessor’s Cost for such Equipment and the MACRS period assumed by Lessor in calculating Rent; (B) the deduction under Section 163 of the Code (the “Interest Deductions”) with respect to interest paid by Lessor on any indebtedness incurred by Lessor in financing its purchase of the Equipment; and (C) Lessee shall prevent the Equipment from being used in any manner that would diminish its depreciable life.

(b) If all or any portion of Lessor’s share of MACRS Deductions, Interest Deductions or other tax benefits associated with the ownership of the Equipment (the MACRS Deduction, Interest Deduction and other tax benefits being herein called the “Tax Benefits”) is reduced for any year or reporting period, disallowed, or denied, or if any Tax Benefit is recaptured, with respect to any item of Equipment (a “Disallowance”), or if any modification, Improvement or use of any item shall result in the realization of income by Lessor for federal or state income tax purposes (an “Inclusion”), the Rent for such Equipment shall be increased by an amount that, in the reasonable opinion of Lessor, will cause Lessor’s anticipated cash flow and after-tax return over the Term for such Equipment to equal Lessor’s cash flow and such after-tax return that would have been obtained had such Disallowance or Inclusion had not occurred. After the occurrence of a Disallowance or Inclusion, Lessor shall provide Lessee written notice of such Disallowance or Inclusion, which notice shall contain the amount of any increase in Rent resulting from the Disallowance or Inclusion. The Rent for such Equipment shall be increased by the amount stated in such written notice to Lessee as of the date of such notice. If any Disallowance or Inclusion occurs after the expiration of this Lease, Lessee hereby agrees to and shall indemnify Lessor for the full amount of any such Disallowance or Inclusion upon demand of Lessor. At Lessor’s election, Lessee shall pay to Lessor an amount that, after deduction of all taxes payable by reason of payment under this Section 13.3, compensates Lessor fully for such Disallowance or Inclusion.

(c) A Disallowance or Inclusion shall be deemed to occur upon the earliest of: (i) the happening of any event or condition (such as disposition or change in use of any item of Equipment) that shall cause such Disallowance or Inclusion; (ii) the payment by Lessor to the Internal Revenue Service or any state or local taxing authority of the tax increase resulting from such Disallowance or Inclusion; (iii) the adjustment of the tax return of Lessor to reflect such Disallowance or Inclusion; or (iv) Lessor’s receipt of written advice from its legal or tax advisers that a payment or Inclusion as contemplated by this Section 13.3 is required. The occurrence of a Disallowance or Inclusion and the amount payable to Lessor under this Section 13.3 shall be calculated by certified public accountants selected by Lessor, and such calculation shall be binding and conclusive on Lessor and Lessee.

(d) Lessee and Lessor hereby agree that if, after the date of this Lease, there is any change in the Code or the regulations promulgated hereunder, or in any state or local income tax laws or regulations (including the introduction of any new income tax law or any change in the maximum marginal federal, state or local income tax rate from time to time applicable to corporations or limited partnerships) that would reduce the after-tax return that Lessor would have obtained if such change in law or regulation had not occurred, the Rent specified in this Lease shall be increased by an amount that, in the reasonable opinion of Lessor, will cause Lessor after-tax return over the Term specified in this Lease to equal the after-tax return that Lessor would have obtained if such change in law or regulation had not occurred (the “Adjusted Payment”). After such a change in law or regulation, Lessor shall provide Lessee written notice of such change in law or regulation, which notice shall contain the amount of any increase in Rent as the result of this paragraph. Rent shall be increased by the amount stated in such written notice to Lessee as of the date specified in such notice as the date the Adjusted Payment becomes effective. It is the express intent and purpose of this paragraph to allocate to Lessee all risk resulting from any change in law or regulation that would have the effect of reducing Lessor after-tax return resulting from the purchase of the Equipment and the leasing thereof to Lessee hereunder. The Indemnities set forth in this Section 13.3 are continuing indemnities and shall survive expiration, termination, or cancellation.

Section 14. Insurance.

14.1 Insurance Policies. Lessee, shall maintain, or cause to be maintained, at no expense to Lessor, the following insurance:

(a) All-Risk first party property insurance covering the Equipment for any physical loss or damage to the Equipment (or any portion thereof), including loss or damage caused, in whole or in part, by fire, water, wind, collapse, theft, vandalism, malicious mischief, collision and other risks normally included in extended All-Risk property coverage in an amount not less than greater of: (i) the full replacement cost of the Equipment, and (ii) the Casualty Value of the Equipment

(b) A Comprehensive Liability Insurance Policy in form and substance acceptable to Lessor and including a waiver of subrogation endorsement in favor of Lessor. The Comprehensive Liability Insurance Policy must be written with a limit of liability satisfactory to Lessor in its sole and absolute discretion covering all sums Lessee and/or Lessor shall become legally obligated to pay as damages for bodily injury, including bodily injury, sickness, disease or death, or property damage, including loss of use, arising, directly or indirectly, in connection with the Equipment, including contractual liability coverage in support of Lessee’s indemnification agreements in favor of Lessor.

(c) Workers’ Compensation Insurance Policies covering Lessee’s employees in an amount not less than the statutory limits for the State of where the Equipment is located (as may be amended from time to time), including Employer’s Liability Insurance with limits of liability of not less than (i) One Million Dollars ($1,000,000) for bodily injury by accident, each accident, (ii) One Million Dollars ($1,000,000) for bodily injury by disease, each employee, and (iii) One Million Dollars ($1,000,000) aggregate liability for disease. The Workers’ Compensation & Employer’s Liability Insurance Policies must each include a waiver of subrogation endorsement in favor of Lessor.

(d) Excess Liability Insurance, if any is provided by Lessee in satisfaction of its obligations hereunder or is required by Lessor in its sole and absolute discretion , shall specifically identify each of the policies described above in (a) and (b) of this Section 14.1 on the Schedule of Underlying Coverages, and shall provide and include as insured any party insured under the policies described above, coverage that follows the form of each of the underlying policies.

14.2 Additional Insurance Provisions. All policies shall include Lessor and such other parties as Lessor may designate and their respective officers, directors, partners, employees, agents, and consultants as loss payees and additional insureds to the insurance policies described below (excluding the Liability and Workers’ Compensation Policies). The insurance coverage afforded under the policies described herein shall be primary and non-contributing with respect to any insurance carried independently by the additional insureds. All such insurance policies shall indicate that as respects the insureds (whether named or otherwise), cross-liability and severability of interests shall exist for all coverages provided thereunder. All policies of insurance required under this Section 14 shall be written on an “occurrence” basis except as otherwise agreed by Lessor in its sole and absolute discretion. The insurance specified below shall be placed with insurance companies reasonably acceptable to Lessor (which companies shall, at a minimum, have a rating of “B+10” or better by A.M. Best Company unless otherwise agreed by Lessor), and shall incorporate a provision requiring the giving of notice to Lessor at least thirty (30) days prior to the cancellation, non-renewal or material modification of any such policies. Upon execution hereof, and periodically thereafter, including upon renewal, as required to demonstrate that insurance coverage is in effect, Lessee shall provide to Lessor, certified copies of all certificates with respect to insurance required under this Section 14, stating the name of insurance company, policy number, expiration date, that Lessor is named as additional insured and loss payee (where applicable), and the coverage and limits of liability with respect to each such insurance policy, all in a form reasonably acceptable to Lessor. All dollar amounts expressed in this Section 14 or approved by Lessor shall be updated every five (5) years based on the then-current market conditions. Lessee shall not make adjustments in amounts greater than $100,000 with insurers except with Lessor’s prior written consent and hereby appoints Lessor as Lessee’s attorney-in-fact to receive payment of and to endorse all checks, drafts and other documents and to take any other actions necessary to pursue insurance claims and recover payments pursuant to the insurance policies required hereunder if Lessee fails to do so (this power being coupled with an interest and irrevocable for the term of this Lease). Lessee shall promptly notify Lessor of any occurrence which may become the basis of a claim and shall provide Lessor with all requested pertinent data.

Section 15. Default

15.1 Event of Default. Each of the following constitutes an event of default (“Event of Default”) hereunder: (a) Lessor does not receive any Rent or other payment due hereunder within five (5) days of such payment’s due date; (b) Lessee fails (i) to provide Lessor with any notice required hereunder or (ii) to maintain insurance in accordance with Section 14 of this Lease; (c) Lessee breaches its obligations under Section 11 of this Lease; (d) any default occurs under any Lease Document; (e) any default by Lessee occurs under any Permitted Use Agreement provided, however that, it shall not be an Event of Default for an additional thirty (30) days so long as Lessee is diligently attempting to remedy the default under the applicable agreement or enter into a substitute agreement in form and substance satisfactory to Lessor; (f) Lessee ceases to do business, becomes insolvent, makes an assignment for the benefit of creditors or files any petition or action under any bankruptcy, reorganization, insolvency or moratorium law, or any other law or laws for the relief of, or relating to, debtors; (g) Lessee changes its legal name, state of organization, organizational structure or organizational identification number and fails to give written notice thereof to Lessor within thirty (30) days following the occurrence of the same; (h) Lessee, or any other party acting on Lessee’s behalf, files, communicates or records, or attempts to file, communicate or record, a termination statement under Article 9 of the UCC without the prior written consent of Lessor; (i) Lessee fails to observe or perform any covenant, agreement, or warranty made by Lessee in this Lease and the failure continues for ten (10) days after Lessor provides written notice thereof to Lessee; (j) Lessee or Parent defaults under any agreement for money borrowed or the lease of real or personal property, which default Lessor reasonably determines, taking into account all relevant facts and circumstances known to Lessor including the nature and amount of financial exposure, would have a material adverse effect on: (A) Lessee’s ability to pay or perform its Obligations; (B) Lessee’s ability to perform its duties under the Permitted Use Agreements or to receive any payments due to Lessee thereunder; (C) the business, assets, operations or financial or other condition of Lessee; or (D) Lessor’s rights hereunder; (k) the filing of an involuntary petition under any bankruptcy statute against Lessee, or appointment of a receiver, trustee, custodian or similar official to take possession of the properties of Lessee, unless the petition or appointment ceases to be in effect within thirty (30) days after filing or appointment; (l) the Property is condemned by any Governmental Authority; (m) Lessee shall be nationalized or any government or any agency thereof exercises management control of Lessee’s day-to-day business operations and affairs; (n) any representation of Lessee under the Lease is false in any material respect; or (o) Lessee suffers a Change of Control as to which it has not received Lessor’s consent as provided in Section 10.3. Lessee acknowledges that an Event of Default under any Lease shall constitute an Event of Default under all Leases.

15.2 Remedies. Upon the occurrence of any Event of Default, Lessor shall have any and all remedies existing at law, or in equity, and shall have the right, at its sole option, at any time to exercise any or all of such remedies concurrently, successively or separately, without notice to Lessee (unless specifically stated herein). Without limiting its right to seek any and all remedies existing, upon the occurrence of an Event of Default, Lessor, in its absolute and sole discretion, may: (a) proceed by court action to enforce performance by Lessee of the covenants and terms of this Lease; (b) require Lessee to make the Equipment available to Lessor pursuant to Section 5.4 hereof; (c) immediately and without legal proceedings or notice or liability to Lessor, enter the premises, take possession of or remove and retain or make inoperable the Equipment or any component thereof (any such taking shall not terminate this Lease), full and complete license to do so being hereby expressly granted by Lessee to Lessor; (d) declare the entire amount of Rent and other sums payable hereunder immediately due and payable; (e) by written notice to Lessee, terminate this Lease, in which event all rights of Lessee to use the Equipment shall terminate; provided, however, that in such event Lessee shall remain liable for all damages as provided herein and provided, further that no notice shall be required upon the occurrence of an Event of Default under Section 15.1(f) or (m) hereof and such remedy shall be automatic; and/or (f) recover, as damages for loss of the bargain and not as a penalty, the sum of (i) any accrued and unpaid Rent and other amounts due hereunder, plus (ii) the Casualty Value of the Equipment, plus (iii) an amount reasonably calculated by Lessor to give Lessor all of the benefits of its interest in this Lease and amounts payable hereunder but for such Event of Default, including Tax Benefits Rent; plus (iii) any other damages incurred by Lessor on account of, or otherwise relating to, the breach of any covenant, representation or warranty by Lessee herein, plus (iv) all fees, costs or expenses incurred by Lessor in connection with any repossession, recovery, storage, repair, sale, re-lease or other disposition of the Equipment, including all Attorneys’ Fees and costs incurred by Lessor in connection therewith or otherwise resulting from Lessee’s default or enforcement of this Lease (including any such fees or costs incurred at trial or in any other proceeding), or any other reasonable professional fees and costs. Lessor shall have no liability by reason of any entry, repossession, or removal of all or any portion of the Equipment performed in accordance with Applicable Law. Upon the written demand of Lessor, Lessee shall return the Equipment promptly to Lessor, in the manner and condition required by, and otherwise in accordance with the provisions of, Section 5.4 hereof.

15.3 Permits and Related Rights. Lessee authorizes and directs the issuing agency, whether city, county, state or federal, to reassign the Permits and Related Rights to Lessor or its designees upon notification by Lessor that an Event of Default has occurred and Lessee herein releases the issuing agent, upon assignment or transfer by the issuing agent to Lessor or its designee, from any claims, actions, demands, and suits of any nature whatsoever arising from said transfer or assignment.

15.4 Lessor Right to Perform. If Lessee fails to perform any of its Obligations under this Lease, Lessor, in its sole and absolute discretion, may perform any such or all of the Obligations, and the expenses incurred by Lessor as a result thereof shall be payable by Lessee upon demand. In no event shall Lessor be obligated to perform any of Lessee’s Obligations with respect to this Lease.

15.5 Repayment; Setoff. Lessee hereby grants Lessor and Lessor’s successors and assigns (including any affiliate or subsidiary of Lessor) the right to apply, at any time and from time to time should an Event of Default exist hereunder, any and all obligations owing from Lessor (or its assignees hereunder) to Lessee toward repayment of any sums owing from Lessee to Lessor hereunder. Lessee shall not have any right of setoff and hereby waives any such right of setoff or reduction due to any reason whatsoever.

15.6 Cumulative Remedies. The remedies provided to Lessor shall be cumulative and shall be in addition to all other remedies existing at law or in equity.

Section 16. Miscellaneous

16.1 Further Assurances; Power of Attorney. Lessee will, upon demand of Lessor, at Lessee’s sole cost and expense, do and perform any other act and will execute, acknowledge, deliver, file, register, communicate, record and deposit (and will re-file, re-register, re-communicate, re-record or re-deposit whenever required) any and all further documents, instruments or records required by law or reasonably requested by Lessor including financing statements or other records under the UCC as currently in force or as subsequently revised or re-enacted, mortgages and other recordations (which Lessor shall have the right to file, communicate or record wherever and whenever Lessor deems prudent for the purpose of proper protection, to the satisfaction of Lessor, of Lessor’s title and precautionary security interest in the Equipment or to carry out the provisions of this Lease.) Lessee further authorizes Lessor, and irrevocably appoints Lessor as its attorney-in-fact (coupled with an interest) to enter ministerial information on any Schedule or other writing executed in connection with the Lease, to file financing statements or to execute and deliver or otherwise authenticate and communicate any writing or record and take any other actions that Lessor reasonably deems necessary or desirable or protect Lessor’s interest in the Equipment and under this Lease or any other Lease Document. Lessee further authorizes Lessor to transmit and file any such statements, ministerial changes, and other items by electronic means.

16.2 No Merger of Title. There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, in whole or in part, (a) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate, or (b) any right, title or interest in the Equipment.

16.3 Effect of Delay. A delay or omission by Lessor to exercise any right, power or remedy hereunder shall not impair the right, power or remedy and shall not be construed to be a waiver of any breach or default. Any waiver or consent by Lessor of or to any breach or default must be in writing.

16.4 Severability and Survival. If any provision of this Lease shall be invalid under any Applicable Law, it shall be inapplicable and deemed omitted but the remaining provisions shall be given effect in accordance with the intent of the Lease. All Obligations of Lessee under this Lease and the Lease Documents shall survive the expiration or termination of this Lease to the extent required for their full observance and performance.

16.5 Amendment or Modification of Lease. The terms of this Lease may not be amended, waived, modified, or terminated except by written instrument signed by the parties hereto. No such amendment or waiver shall extend to or affect any Obligation not expressly amended or waived or impair any right consequent thereon. In the event an amendment to any of the Lease Documents is required, in Lessor’s sole discretion, due to any request, action or inaction of Lessee, including any voluntary or mandatory prepayment of the payment obligations, Lessee shall reimburse Lessor for all costs and expenses associated with such amendment, including the reasonable fees and out-of-pocket expenses of outside counsel for Lessor and the reasonable travel costs of Lessor’s in-house counsel with respect thereto.

16.6 Costs and Expenses. Lessee agrees to pay all costs and expenses in connection with the preparation, execution, delivery and enforcement of this Lease and any other documents to be delivered hereunder, including the reasonable fees and out-of-pocket expenses of outside counsel for Lessor and the travel costs of Lessor’s in-house counsel (excluding any internal allocated charges of Lessor’s in-house counsel) with respect thereto and with respect to advising Lessor as to its rights and responsibilities under this Lease and the other Lease Documents. Lessee also agrees to pay on demand all losses, costs and expenses, if any (including any and all fees and out-of-pocket expenses of counsel and Lessor’s engineer, including travel costs), incurred in connection with the preservation of any rights of Lessor under, or the enforcement of, or legal advice in respect of, the rights or responsibilities of Lessor under this Lease or the Lease Documents, including losses, costs and expenses sustained by Lessor as a result of any failure by Lessee to perform or observe its Obligations contained herein or any other document related hereto.

16.7 Interpretation. Any use of the term “Equipment” herein shall be deemed to refer equally to the Equipment and all other parts of the Equipment, it being the understanding of the parties that any reference to “Equipment” shall not be deemed to prejudice any right of Lessor hereunder to require performance as to each and every part of the Equipment and any reference to “Equipment” shall not be deemed to prejudice any right of Lessor to require performance as to all of the Equipment. All references to Sections herein, unless otherwise stated, shall refer to Sections of this Master Lease. Nothing herein shall be deemed to provide or imply that Lessor is a “merchant” as to any item within the meaning of the UCC as currently in force or as subsequently revised or re-enacted. The terms “herein” or “hereunder” or like terms shall be deemed to refer to this Lease as a whole and not to a particular section. Whenever terms such as “include” or “including” are used in this Lease, they mean “include” or “including”, as the case may be, without limiting the generality of any description or word preceding such term. Whenever the expression “satisfactory to Lessor”, “in Lessor’s judgment” or similar words are used or Lessor is granted the contractual or other right to choose between alternatives or to express its opinion, the satisfaction, judgment, choices and opinions are to be made in Lessor’s sole discretion. The captions or headings in this Lease are made for convenience and general reference only and shall not be construed to describe, define, or limit the scope or intent of the provisions of this Lease. This Lease has been drafted by counsel for Lessor as a convenience to the parties only and shall not, by reason of such action, be construed against Lessor or any other party. Lessee acknowledges and agrees that it has had full opportunity to review this Lease and has had access to counsel of its choice to the extent it deems necessary in order to interpret the legal effect hereof. As used herein, all masculine pronouns shall include the feminine or neuter, and all singular terms the plural form thereof, and vice versa. The exhibits annexed hereto are incorporated herein by this reference and made a part hereof as if contained in the body of this Lease. All references to sections hereunder shall be deemed to refer to sections of this Lease, unless otherwise expressly provided, whether or not “hereof”, “above”, “below” or like words are used.

16.8 Notices. All demands and notices shall be in writing and shall be deemed given when personally delivered or received by facsimile or overnight delivery service, addressed to the other party at the address stated below or at any other address as may be furnished in writing by a party to the other:

If to Lessor to:	Caterpillar Financial Services Corporation
2120 West End Avenue
Nashville, TN 37203
Attn: Credit Manager/Power Finance
Phone: 615-341-1000
FAX: 615-341-8581

With a Copy to:

Caterpillar Financial Services Corporation
2120 West End Avenue
Nashville, TN 37203
Attn: Legal Department/Power Finance
Phone: 615-341-1000
FAX: 615-341-1083

If to Lessee to:	CDM Resource Management, LLC
20405 Tomball Pkwy
Suite 310
Houston, TX, 77070
Attn: President
Phone: 281-376-2980
FAX: 281-376-0717

16.9 Governing Law. THE PARTIES HERETO HAVE EXPRESSLY AGREED THAT THIS LEASE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

16.10 Jurisdiction. Lessee irrevocably agrees that any legal action or proceeding arising out of or relating to this Lease may be instituted in any federal or state court sitting in the State of New York, subject to Lessor’s sole discretion, and Lessee, in respect of itself and its properties and revenues, irrevocably submit to the jurisdiction of these courts in any such action or proceeding. Lessee waives personal service of process and irrevocably consents to service of process upon it by the mailing of copies thereof by certified or registered mail or courier to Lessee at its address set forth in Section 16.9 hereof. Service shall be deemed to be completed on the tenth Business Day after mailing.

16.11 Waiver of Jury Trial. LESSEE AND LESSOR EACH WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS LEASE OR THE OBLIGATIONS HEREUNDER. LESSEE AND LESSOR EACH ACKNOWLEDGES THAT THE FOREGOING WAIVER IS A MATERIAL INDUCEMENT TO THE PARTIES’ ENTERING OF THIS LEASE AND THAT LESSOR AND LESSEE ARE EACH RELYING UPON THE FOREGOING WAIVER IN ITS FUTURE DEALINGS WITH EACH OTHER. LESSEE AND LESSOR EACH WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVER WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THE COURT MAY FILE THIS LEASE AS A WRITTEN CONSENT TO A TRIAL.

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed by their duly authorized officers as of the day and year first above written.

Caterpillar Financial Services Corporation		CDM Resource Management LLC

By:	/s/ James A. Duensing	By: Regency Gas Services, LP, its sole member

Name:	James A. Duensing	By: Regency OLP GP LLC, its general partner

Title:	Executive Vice President and Chief Financial Officer	By:	/s/ Stephen L. Arata

		Name:	Stephen L. Arata

		Title:	Executive Vice President and Chief Financial Officer

APPENDIX A

ATTACHED TO AND FORMING PART OF THAT CERTAIN MASTER LEASE AGREEMENT (this “Master Lease”), dated as of February 26, 2009, is between Caterpillar Financial Services Corporation (“Lessor”), a Delaware corporation whose address is 2120 West End Avenue, Nashville, Tennessee 37203, and CDM Resource Management LLC (“Lessee”), a Delaware limited liability company with a principal address of 20405 Tomball Pkwy, Suite 310, Houston, TX, 77070.

The capitalized terms used in this Master Lease and not otherwise defined herein shall have the respective meanings ascribed thereto as follows when used in each of the Lease Documents (such meanings to be equally applicable to both the singular and plural forms of the terms defined), unless the context hereof shall otherwise require:

1. “Abatement” shall have the meaning ascribed thereto in Section 4.4 hereof.

2. “Acceptance Certificate” means a Certificate of Delivery and Acceptance, in the form attached hereto as Exhibit A, that is prepared by Lessor and that is executed by Lessee and identified to the applicable Schedule.

3. “Actions” shall have the meaning ascribed thereto in Section 13.2 hereof.

4. “Applicable Law” means all laws, rules and regulations applicable to the Equipment, Person, conduct, transaction, representation, covenant, agreement or Lease Document in question, including all applicable common law and equitable principles, state and federal constitutions, statutes, rules, regulations and orders of governmental bodies and all judicial orders, judgments and decrees.

5. “Appraisal Process” means the following procedure for determination of the Fair Market Rental Value or the Fair Market Purchase Value (each, hereinafter, the “Fair Market Value”), and the procedure for such determination shall be as follows. If either party gives written notice to the other requesting the determination of the Fair Market Value of the Equipment by an appraisal process, then each party will select an independent appraiser within ten (10) Business Days of receipt of such notice. If either party fails to appoint an appraiser within the required time, the decision of the appraiser appointed by the other party will be final. If two appraisers are appointed, they will confer and agree, within twenty (20) Business Days following the selection of the later of them to be appointed, upon Fair Market Value. If they do not agree within such timeframe, then they must, within five (5) Business Days after their failure to agree, select a third independent appraiser who will independently determine Fair Market Value within twenty (20) Business Days following his/her acceptance of his/her appointment, and such determination will be final. If the initial two appraisers do not agree upon such third appraiser within the prescribed timeframe, then either party may request the American Arbitration Association to appoint such third appraiser within twenty (20) Business Days after such request is made, and both parties will be bound by any appointment so made. Any appraiser appointed pursuant to the foregoing procedure will be instructed to determine, within twenty (20) Business Days after his appointment, Fair Market Value of the Equipment, and his determination thereof will be final. All expenses and costs relating to the Appraisal Procedure will be borne by Lessee.

6. “Attorney’s Fees” means any and all reasonable attorneys’ fees incurred by Lessor (whether by Lessor’s use of in-house counsel or otherwise) related to, arising out of or in any way connected with Lessor’s interests in or defense of any Action or Lessor’s enforcement of its rights and interest with respect to any Equipment or under any Lease, any Lease Document or any other instrument, document or agreement executed in connection with or contemplated by any of the foregoing, which shall include attorneys’ fees incurred by Lessor to collect sums due, during any work-out, with respect to settlement negotiations, to enforce any of its rights or to defend Lessor and which, in any bankruptcy proceeding, shall include any attorneys’ fees incurred in connection with any motion for relief from the automatic stay

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and any motion to assume or reject any lease, it being the intention of the parties that any and all attorneys’ fees incurred by Lessor in connection with any bankruptcy proceeding shall constitute “actual pecuniary losses” under §365 of the Bankruptcy Code.

7. “Base Term” shall have the meaning ascribed thereto in Section 4.1 hereof.

8. “Base Term Commencement Date” shall mean the date that: (a) Vendor has completed construction of the Equipment; (b) Lessee has inspected it and determined that such Equipment is in the condition required by the Purchase Agreement and is otherwise in good order and condition, and conforms to the specifications, requirements and standards applicable thereto and is satisfactory to Lessee; and (c) all conditions precedent set forth in Section 9 of hereof shall be satisfied. For purposes of this Lease, the foregoing conditions (a) and (b) shall conclusively be deemed to be satisfied upon the latter of the execution of an Acceptance Certificate by Lessee.

9. “Business Day” means any day other than a Saturday, Sunday or other day on which Lessor is not open for the normal conduct of business.

10. “Casualty Occurrence” means any act or occurrence in which any item or component of Equipment is lost, stolen, destroyed, requisitioned, condemned, seized or taken by governmental action or, in Lessor’s opinion, irreparably damaged.

11. “Casualty Value” means, as to any item or component of Equipment and any date of determination, the amount set forth in the Casualty Value Table attached to the applicable Schedule opposite such date.

12. “Dollars” and the sign “$” means lawful money of the United States of America.

13. “Early Buyout Option” means Lessee’s option to purchase the Equipment during the Term in accordance with the terms set forth in Section 5.1 hereof.

14. “Environmental Claim” means any claim, action, cause of action, investigation, prosecution, administrative action or notice (written or oral) by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from, in part or in whole, (a) the presence, or release into the environment, of any Hazardous Materials at any location, whether or not owned or operated by Lessee, or (b) circumstances forming the basis of any violation, or alleged violation, of the Environmental Laws.

15. “Environmental Laws” means, collectively, any and all applicable local, regional, county, state, federal, national or international law, statute, treaty, directive, decision, judgment, regulation, order, ordinance, permit or similar policy or common law requirement which relate to the protection of human health or the environment relating to the use, refinement, recycling, handling, treatment, storage, disposal, emissions, discharges, releases or threatened releases of Hazardous Materials (including the clean-up of Hazardous Materials in soil, sub-surface strata, surface water or ground water), including the Federal Solid Waste Act as amended by the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901, et seq., and the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §7401, et seq., as the same may be amended or modified until the date of closing.

16. “Environmental Losses” means any liabilities, damages, penalties, costs, expenses and losses (including amounts incurred for remedial action, expenses, technical or legal support), whether vested or unvested, fixed or unfixed, actual or potential, and whether with regard to a Governmental Authority, due to an Environmental Claim or action taken to comply with Applicable Law which arise out of the release or disposal of Hazardous Materials into the environment, whether for actions occurring before or after the date hereof, including: (a) the investigation, removal, cleanup, containment or remediation of Hazardous Materials; (b) personal injury, wrongful death or property damage claims; (c) claims for natural resource damages; (d) violation of Environmental Laws; or (e) any Environmental Claim.

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17. “Equipment” as to each Schedule means the natural gas compression packages and all other property described as the “Equipment” leased on such Schedule, together with all replacements, repairs, additions, attachments, accessories and accessions thereto.

18. “Event of Default” has the meaning set forth in Section 15.1 hereof.

19. “Financial Statements” means all balance sheets, profit and loss statements, statements of income or other financial statements provided by or on behalf of Lessee to Lessor prior to or during the Term hereof, including internally prepared quarterly financial statements and information included in public filings with the U.S Securities and Exchange Commission.

20. “Form Acceptance upon Return” means the acceptance form, substantially in the form of Exhibit B hereto, executed by Lessor and delivered to Lessee indicating Lessor’s approval of the condition of the returned Equipment or any necessary corrections thereto to meet the physical and/or mechanical requirements set forth in Section 5.4 hereof.

21. “GAAP” means U.S. generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

22. “Governmental Authority” means any international or national governmental body, any state, provincial, regional, local, municipal body or agency or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

23. “Hazardous Materials” means any and all hazardous materials, toxic substances and pollutants including radioactive substances, hazardous wastes, special wastes, controlled wastes, oils, petroleum and petroleum products, hazardous chemicals, asbestos, polychlorinated biphenyls (PCBs), air pollutants, hazardous air pollutants or and any other materials which may be harmful to human health or the environment and which are now or at any time during the term of this Lease regulated or controlled under Environmental Laws in any of the jurisdictions in which Lessee has operated or is operating.

24. “Improvements” has the meaning set forth in Section 7.2 hereof.

25. “Lease” has the meaning set forth in Section 2 hereof.

26. “Lease Documents” means this Master Lease, the Schedules, the Purchase Agreement and all other agreements, instruments, documents or records executed in connection herewith.

27. “Lessee” has the meaning set forth in the preamble hereof.

28. “Lessor” has the meaning set forth in the preamble hereof, as modified in accordance with the terms hereof.

29. “Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangements, encumbrance, lien (statutory or other), privilege, or preference, priority or other security agreement or preferential arrangement, charge or encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement), any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement or other recordation under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing.

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30. “Master Lease” has the meaning set forth in the preamble hereof.

31. “Obligations” means individually, collectively and interchangeably, all Rent, Taxes and any and all other liabilities and obligations of Lessee to Lessor of any class or nature, whether arising under or in connection with this Lease, under any other Lease Documents or otherwise, whether now existing or hereafter incurred, direct or indirect, absolute or contingent, secured or unsecured, matured or unmatured, joint or several, whether for rent, principal, interest, fees, expenses, lease obligations, indemnities or otherwise, including future advances of any sort, all future advances made by Lessor for Taxes, insurance and/or repairs to or maintenance of any collateral, the unpaid amount of any Rent hereunder, and any expenses of collection or protection of Lessee’s rights, including Attorneys’ Fees.

32. “Parent” means Regency Energy Partners LP.

33. “Permitted Use Agreement” means a services agreement, sublease or other contractual arrangement pursuant to which Lessee uses the Equipment to provide services to a Permitted User, which such contract must be in form and substance reasonably satisfactory to Lessor and shall, without limitation, satisfy the following conditions: (a) no such Permitted Use Agreement shall negatively affect Lessor’s right, title or interest in the Equipment; (b) the term of each Permitted Use Agreement (including any renewals) shall not extend beyond the Term of the Lease pursuant to which Lessee’s interest in the Equipment arose without prior written consent of Lessor; (c) no interest in the Equipment, except for its use, shall accrue to the Permitted User under the Permitted Use Agreement and no Permitted User shall be granted any purchase options with respect to the Equipment; (d) no Permitted User shall have any right to assign any of its rights or obligations under the Permitted Use Agreement or further sublet the Equipment or provide use thereof to any other Person through a services agreement, sublease or other arrangement; (e) Lessor shall have no obligation or responsibility to any Permitted User to perform under the Permitted Use Agreement; (f) EACH PERMITTED USE AGREEMENT SHALL AT ALL TIMES BE AND SHALL STATE THAT IT IS SUBJECT AND SUBORDINATE TO THIS LEASE, AND THE RIGHTS OF EACH PERMITTED USER UNDER EACH PERMITTED USE AGREEMENT SHALL AT ALL TIMES BE SUBJECT AND SUBORDINATE TO LESSOR’S RIGHTS UNDER THIS LEASE AND IN THE EQUIPMENT; (g) UPON THE OCCURRENCE OF A DEFAULT UNDER THIS LEASE, LESSOR SHALL BE ENTITLED TO ENTER UPON THE PROPERTY AND REMOVE THE EQUIPMENT FROM THE PROPERTY, WITHOUT LIABILITY TO LESSEE OR ANY PERMITTED USER AND NO SUCH PERSONS WILL ASSERT ANY SET-OFF, DEFENSE, COUNTER-CLAIM OR CROSS COMPLAINT AGAINST LESSOR’S INTEREST IN THE EQUIPMENT; (h) each Permitted Use Agreement is and shall continue to be in compliance with all Applicable Laws and governmental regulations; and (i) the Equipment shall remain personal property regardless of its use or manner of attachment to the Property.

34. “Permitted User” means a Person to whom Lessee furnishes the Equipment solely pursuant to Permitted Use Agreements.

35. “Permits and Related Rights” All city, county, state, federal, governmental or other permits, authorizations, tags, licenses, certificates and any other documents, instruments, agreements or rights necessary or desirable in order to use and operate the Equipment, including environmental and operating permits, licenses and other rights.

36. “Person” means an individual, partnership, limited liability company, corporation, trust or unincorporated organization, and Governmental Authority.

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37. “Property” means the (a) real property on which the Equipment is located including all rights granted to Lessee by the landowner or adjoining landowners or under a Permitted Use Agreement to access said real property whether by fee interest, right of way, license, contract, easement, or otherwise and (b) the pipeline or other property to which the Equipment is attached, but so much of the pipeline as is necessary to accomplish the purposes hereunder.

38. “Purchase Agreement” means one or more purchase orders or written agreements pursuant to which Vendor has agreed to sell the equipment described therein to Lessor for lease pursuant to the terms of this Lease, including, without limitation any such purchase or written agreement whereby Vendor agrees to purchase components, assemble and package the equipment to be sold by Vendor thereunder.

39. “Purchase Option” means Lessee’s option to purchase the Equipment in accordance with the terms set forth in Section 5.2 hereof.

40. “Renewal Option” means Lessee’s option to renew the Term in accordance with the terms set forth in Section 5.3 hereof.

41. “Renewal Term” shall mean have the meaning ascribed thereto in Section 5.3(a) thereof.

42. “Rent” means quarterly rent in arrears for the use of the Equipment.

43. “Schedule” has the meaning set forth in Section 2 hereof.

44. “Taxes” means any and all present or future sales, use, personal property, excise, gross receipts, franchise, stamp or other taxes, levies, imposts, duties, fees, assessments, deductions, withholdings, turnover taxes, value added taxes or other charges of whatsoever nature that may now or hereafter be imposed or asserted by any ”Governmental Authority or any taxing authority therein and all interest, penalties or similar liabilities with respect thereto, taxes of any nature, together with any penalties, fines or additions to tax and interest thereon; provided, however, that the term Taxes shall not include franchise taxes or any taxes imposed by the United States of America or any state or political subdivision thereof that are imposed on or measured by the net income of Lessor (as opposed to gross receipts).

45. “Term” means the term of this Lease as set forth in Section 4.1 plus any Renewal Term arising under the terms of Section 5.3 and any automatic extension of a Term arising under the provisions of this Master Lease.

46. “UCC” means the Uniform Commercial Code as in effect from time to time in the applicable jurisdiction.

47. “Vendor” means the manufacturer, packager, seller, or supplier of the Equipment pursuant to a Purchase Agreement, which such party shall be identified on the applicable Schedule.

Caterpillar Financial Services Corporation		CDM Resource Management LLC

By:	/s/ James A. Duensing	By: Regency Gas Services, LP, its sole member

Name:	James A. Duensing	By: Regency OLP GP LLC, its general partner

Title:	Executive Vice President and Chief Financial Officer	By:	/s/ Stephen L. Arata

		Name:	Stephen L. Arata

		Title:	Executive Vice President and Chief Financial Officer

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